As filed with the Securities and Exchange Commission on February 14, 2011
Registration Statement No._________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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CPC OF AMERICA, INC.
 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	11-3320709 (I.R.S. Employer Identification No.)

5348 Vegas Drive, #89, Las Vegas, Nevada 89108
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
———————————
Rod Shipman, Chief Executive Officer
5348 Vegas Drive, #89
Las Vegas, Nevada 89108
(702) 952-9650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:
Peter Hogan, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
(310) 208-1182

FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0005 par value per share	3,000,000	$0.335(2)	$1,005,000	$116.68
Total	3,000,000	$0.335	$1,005,000	$116.68
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(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant as reported on the Over-the-Counter Bulletin Board on February 10, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

PRELIMINARY SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2011

Prospectus

CPC OF AMERICA, INC.

3,000,000 shares of Common Stock

This prospectus covers the resale by selling security holder of up to 3,000,000 shares of our common stock, $0.001 par value per share.

These securities will be offered for sale from time to time by the selling security holder identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holder.

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CPCF.OB.” The last reported per share price for our common stock was $.30 as quoted on the OTC Bulletin Board on February 10, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 14, 2011

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Special Note Regarding Forward-Looking Statements	12
Use of Proceeds	12
Selling Security Holder	12
Plan of Distribution	13
Legal Matters	14
Experts	14
Business	15
Description of Property	22
Summary Financial Data	22
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Legal Proceedings	29
Management	30
Executive Compensation	34
Security Ownership of Certain Beneficial Owners and Management	38
Certain Relationships and Related Party Transactions	39
Description of Securities	40
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	52
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	52
Additional Information	52
Index to Consolidated Financial Statements	F-1

i

  PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “CPC” refer to CPC of America, Inc., a Nevada corporation, and its consolidated subsidiaries. Unless otherwise indicated, all references to our company include our wholly-owned subsidiaries, Med Enclosure, LLC, a Nevada limited liability company, and CPCA2000, Inc., a Nevada corporation.

Our Business

Overview and History

CPC of America, Inc. was formed under the laws of the State of Nevada on April 11, 1996 to develop and acquire cardiology medical devices, therapeutic devices and disposable products. To date, we have completed the development of an external counterpulsation device for the treatment of coronary artery disease known as the CPCA 2000. In March 2003, we received FDA clearance to market the CPCA 2000 counterpulsation unit as a Class III medical device. In addition, through our wholly-owned subsidiary, Med Enclosure, LLC, we are engaged in the business of developing a patented internal puncture closing device known as "MedClose." As of the date of this report, we have not commenced revenue producing operations. Our operations to date have predominately consisted of the design and development of our MedClose device and our counterpulsation units, and the raising of capital.

During 2003 and 2004, we pursued the potential sale of CPCA 2000, Inc., our subsidiary that owns our counterpulsation technologies and products. Based on the analysis and inquiries by our investment banker, along with our own internal inquiries and analysis, we concluded that there was not sufficient interest in the acquisition of CPCA 2000, Inc. or our counterpulsation technologies due to declines in the amount of reimbursable patient costs for counterpulsation treatments under the Medicare program. Between 2002 and 2005, the amount of reimbursable patient costs for counterpulsation treatments under Medicare declined by approximately 30%. The decline in coverage has had a material negative impact on projected profitability of operations based on our counterpulsation technologies and products.

At the present time, we have no intention of commencing operations based on our counterpulsation technologies, and we are no longer pursuing the potential sale of CPCA 2000, Inc. While we believe that our counterpulsation technologies continue to retain value, we do not believe we will be able to negotiate a sale of CPCA 2000, Inc. or its counterpulsation technologies that will result in a meaningful return to us or our shareholders until such time as the reimbursable patient costs for counterpulsation treatments under the Medicare program are significantly increased. We have historically charged to expense all research and development costs and expenses associated with our counterpulsation technologies. As of December 31, 2010, we had no assets on our consolidated balance sheet relating to our counterpulsation products or technologies, other than trademarks of less than $700.
Financial Results

Our consolidated financial statements for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008 are included in this prospectus. During the nine months ended September 30, 2010 and 2009, we had no revenues. In 2009 and 2008, we had no revenues. During the nine months ended September 30, 2010 and 2009, we had approximately $818,865 and $2,581,473 in net loss, respectively. In 2009 and 2008, we had approximately $2,887,231 and $11,131,691 in net loss, respectively.

See “Index to Consolidated Financial Statements” on page F-1.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

We are registering 3,000,000 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” As required by the Registration Rights Agreement we executed as part of the Financing (more fully described under the section titled “Business” below), we are registering for resale the following: (i) 121,622 shares of common stock issued to Ascendiant Capital Group, LLC (“Ascendiant”) in the Financing, and (ii) 2,878,378 shares of common stock issuable to Ascendiant Capital Group, LLC pursuant to the terms of the Financing. Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

General Information

Our principal executive offices are located at 5348 Vegas Drive, Suite 89, Las Vegas, Nevada 89108, and our telephone number is (702) 952-9650.

  RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Related to our Business and Industry

We have not commenced revenue producing operations and, as a result, there is a limited amount of information about us on which to make an investment decision. We were incorporated in 1996 and to date have not generated any revenues from operations. To date, our activities have included the market analysis and development of our counterpulsation units and MedClose device, and the raising of development and working capital. As a result of the absence of any operating history or revenues, there is a limited amount of information about us on which to make an investment decision. There can be no assurance that we will achieve a significant level of operations and, if so, that such operations can be conducted on a profitable basis.

We will require additional capital in the future in order to further develop or market our products, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required. As of December 31, 2009, we had a working capital deficit of ($3,910,063), which includes accrued dividends of $3,326,077 payable on our outstanding shares of Series C, Series D and Series E preferred stock as of such date. In September 2007, we commenced a private placement of our Series E Preferred Stock, and since December 31, 2007, we have sold 566,203 shares of Series E Preferred shares for the gross proceeds of $3,397,219. We believe that we will require a minimum of $3 million of additional  working capital in order to fund our proposed operations over the 12 months following the date of this report, assuming we do not receive requests for a substantial amount of dividend payments in cash. In the event we receive substantial requests for dividend payments in cash or we encounter a material amount of unexpected expenses, we may require in excess of $3 million additional capital over the next 12 months.  We will seek to obtain additional working capital through the sale of our securities or the issuance of debt instruments. However, we have no agreements or understandings with any third parties at this time for our receipt of such working capital. Consequently, there can be no assurance we will be able to access capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2009 states that due to our working capital deficiency at December 31, 2009 there is a substantial doubt about our ability to continue as a going concern.

We have issued over time multiple series of preferred stock, which as of September 30, 2010 have accrued dividends in the aggregate amount of $3,631,763.  Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders.  As of September 30, 2010, we had issued five series of preferred shares (Series A through E), of which all of the Series A and Series B shares had been converted into common shares as of such date and 271,721 shares of Series C Preferred Stock, 594,342 of Series D Preferred Stock and 399,037 of Series E Preferred Stock were issued and outstanding as of such date.

As of September 30, 2010, our outstanding shares of preferred stock had accrued dividends of $3,631,763. Our Series C and Series D preferred stock both have a 5% annual dividend payable in cash or shares of our common stock, at the option of the holder. Our Series E preferred stock has a 10% annual dividend payable in cash or shares of our common stock, at the option of our company. Dividends on our outstanding shares of preferred stock are only payable at the time those shares are converted into shares of our common stock. To date, all dividends to the  holders of our Series C and D preferred shares have been paid in common shares.  However, there can be no assurance that our Series C and D preferred share holders will continue to elect to receive dividends in common shares instead of cash. As of September 30, 2010, we had cash and cash equivalents of $28,526 and a working capital deficit of ($4,387,938).  In the event the holders of a significant number of our Series C and D preferred shares convert their preferred shares and in doing so elect to take their dividends in cash, our working capital will be materially adversely affected.

We may not be able to compete effectively or competitive pressures faced by us may materially adversely affect our business, financial condition, and results of operations. We expect to face significant competition in connection with the marketing of our MedClose puncture closing device. We have had several competitors that manufacture and market puncture closure devices, such as St Jude Medical, Johnson & Johnson, Abbott Laboratories, Vascular Solutions, Inc. and Access Controls. All of our competitors have greater marketing and financial resources than us and, accordingly, there can be no assurance that we will be able to compete effectively or that competitive pressures faced by us will not materially adversely affect our business, financial condition, and results of operations.

We have limited management and staff and will be dependent for the foreseeable future upon consultants and partnering arrangements. At the present time, we have two employees, including our two executive officers. We have developed an operating strategy that is based on our engagement of various consultants and professionals to provide services to us including engineering, software, testing, regulatory, quality control, quality certifications, commercial applications/approvals, product development, medical and clinical affairs, clinical trials, clinical research, data management, data analysis, and statistical analysis  on a project by project basis.  Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and
•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price will be materially adversely affected.

We may not be able to protect our proprietary rights and we may incur significant costs in attempting to do so. Our success and ability to compete are dependent to a significant degree on our proprietary technology. We rely on a combination of patent, trade secret and trademark laws, as well as confidentiality and licensing agreements to protect our proprietary rights. However, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse affect on our business, financial condition or operating results.

The commercialization of our MedClose device will require US and foreign regulatory approvals, of which there can be no assurance. The development, testing and eventual sale of our MedClose device are subject to extensive regulation by numerous state and federal governmental authorities in the US, such as the FDA, as well as by certain foreign countries, including some in the European Union. Currently, we are required in the US and in foreign countries to obtain approval from those countries' regulatory authorities before we can market and sell our MedClose device in those countries. Obtaining regulatory approval is costly and may take many years, and after it is obtained, it remains costly to maintain. The FDA and foreign regulatory agencies have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals. In addition, later discovery of unknown problems with our products or manufacturing processes could result in restrictions on our products and manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing or selling our MedClose device until we comply, or indefinitely.

The success of our MedClose device will depend upon strong relationships with physicians.  If we fail to establish and maintain strong working relationships with physicians, we may not be successful in developing and marketing our MedClose device.  The research, development, marketing and sales of medical products generally, including our MedClose vascular closure device, is dependent upon our maintaining working relationships with physicians.  We rely on these professionals to provide us with considerable knowledge and experience regarding our products.  We will also depend on physicians to assist us in marketing our products and gaining acceptance of our products in the medical community, as researchers, marketing consultants, product consultants, inventors and as public speakers. If we are unable to establish and maintain our strong relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our financial condition and results of operations.

Our business and results of operations may be seriously harmed by changes in third-party reimbursement policies.  We could be seriously harmed by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any changes affect reimbursement for catheterization procedures in which our products are used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from healthcare payors for procedures in which our products are used or adverse changes in governmental and private third-party payors’ policies toward reimbursement for such procedures would seriously harm our business.  In the United States, healthcare providers, including hospitals and clinics that purchase medical devices such as our products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of catheterization procedures. Any changes in this reimbursement system could seriously harm our business.  In international markets, acceptance of our products is dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country. Our failure to receive international reimbursement approvals could have a negative impact on market acceptance of our products in the markets in which these approvals are sought.  The 2010 Healthcare Reform Bill requires medical devices companies to pay approximately 2.3% of sales of medical devices as an additional tax to fund the healthcare deficiencies shortfall.

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock. Our common stock is quoted on the OTC Bulletin Board market under the symbol "CPCF.OB". As of February 10, 2011, the last reported sale price of our common stock as quoted by the OTCBB was $0.30 per share. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common shares. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common shares, you may not be able to sell your common shares at prices you consider to be fair or at times that are convenient for you, or at all.

We have issued over time multiple series of preferred stock, each of which has rights senior to our common stock including the right to be paid approximately $13.9 million of liquidation preferences. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders.  As of September 30, 2010, we had issued five series of preferred shares (Series A through E), of which all of the Series A and Series B shares had been converted into common shares as of such date and 271,721 shares of Series C Preferred Stock, 594,342 of Series D Preferred Stock and 399,037 of Series E Preferred Stock were issued and outstanding as of such date. In the event of the liquidation, dissolution or winding up of our corporation, each holder of our preferred shares shall be paid, prior to any payments to the holders of our common stock, a liquidation preference, plus all accrued and unpaid dividends.  The Series C, Series D and Series E preferred shares are to be paid a liquidation preference of $8.90 per share, $9.15 per share and $6.00 per share, respectively. The aggregate amount of liquidation preferences, plus accrued dividends, as of September 30, 2010 was $13,882,531. Any additional preferred stock issued by our board of directors may contain similar liquidation preferences and other rights and preferences adverse to the voting power and other rights of the holders of common stock.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Mr. Rod Shipman, our Chief Executive Officer and Ms. Marcia Hein, our Chief Financial Officer. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although we intend to issue stock options or other equity-based compensation to attract and retain key individuals, such incentives may not be sufficient to attract and retain them.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, which could have a significant and adverse effect on our business.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, are incurring additional expenses and, to a lesser extent, diverting management’s time in an effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002. We are evaluating our internal controls over financial reporting in order to allow management to report on our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We are currently performing the system and process evaluation and testing required in an effort to comply with the management assessment of Section 404. At December 31, 2008, management concluded that a lack of audit committee to oversee our accounting and financial reporting processes was a material weakness in our internal control over financial reporting. Currently, our entire board performs the duties of an audit committee.  We remediated that material weakness by expanding our board of directors to include at least one independent director who qualifies as an audit committee financial expert. If, in the future, management identifies the same material weakness or additional material weaknesses, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected. We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the company.

Risks Related to an Investment in our Common Stock

The market price for our common shares may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenues or profits. You may be unable to sell your common stock at or above your purchase price, if at all, which may result in substantial losses to you.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history, and uncertainty of future market acceptance for the products and services we offer. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain market prices at or near the Offering price, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues, if any, and operating expenses;

•	announcements of new products by us;

•	fluctuations in interest rates;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock market in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of the Common Stock, reducing the liquidity of an investment in the Common Stock and increasing the transaction costs for sales and purchases of our common shares as compared to other securities.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated entities own approximately 27.1% of our outstanding voting shares. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all our shareholders.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	changes in general economic conditions that could affect marketing efforts generally and online marketing;

•	efforts in particular;

•	the magnitude and timing of marketing initiatives;

•	the maintenance and development of our strategic relationships;

•	the introduction, development, timing, competitive pricing and market acceptance of the products we offer and those of our competitors;

•	our ability to attract and retain key personnel; and

•	our ability to manage our anticipated growth and expansion.

Our right to issue additional securities at any time could have an adverse effect on your proportionate ownership and voting rights.

We may generally issue securities, or options or warrants to purchase those securities, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. We may issue additional securities to raise capital to further our development and marketing plans and to produce greater quantities of content. It is also likely that we will be required to issue additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plan. The issuances may be very significant. If you are a shareholder, your proportionate ownership and voting rights could be adversely affected by the issuance of additional securities, or options or warrants to purchase those securities, including a significant dilution in your proportionate ownership and voting rights.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for a shareholder to sell his shares at any reasonable price, if at all.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.

Generally, we have not paid any cash dividends to our shareholders, and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide or may be unable due to pay any dividends. We intend to retain all earnings for our company’s operations.

Our common stock is thinly traded and, you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market (the “Nasdaq Markets”), or other exchanges. Our common stock has historically been sporadically or “thinly traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this Report. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq Markets or another exchange.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding convertible securities, if any, or reserved for issuance under our stock option plans, if any. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. If any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

Risks Related to this Offering

We are registering the resale of a maximum of 3,000,000 shares of common stock, 2,878,378 shares of which may be issued to Ascendiant under the equity line. The resale of such shares by Ascendiant could depress the market price of our common stock.

We are registering the resale of a maximum of 3,000,000 shares of common stock under the registration statement of which this prospectus forms a part. The sale of these shares into the public market by Ascendiant could depress the market price of our common stock. As of February 14, 2011, there were 10,149,838 shares of our common stock issued and outstanding. In total, we may issue up to 10,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on February 10, 2011 of $0.30 per share) to Ascendiant pursuant to the equity line, meaning that we are obligated to file one or more registration statements covering the 7,121,622 shares not covered by the registration statement of which this prospectus forms a part. The sale of those additional shares into the public market by Ascendiant could further depress the market price of our common stock.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the equity line.

Our equity line with Ascendiant contemplates our issuance of up to 10,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on February 10, 2011 of $0.30 per share) of our common stock to Ascendiant, subject to certain restrictions and obligations. If the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell 10,000,000 shares of our common stock to Ascendiant, our existing stockholders' ownership will be diluted by such sales.

Ascendiant will pay less than the then-prevailing market price for our common stock under the equity line.

The common stock to be issued to Ascendiant pursuant to the Securities Purchase Agreement will be purchased at a 10% discount to the volume weighted average closing price of our common stock during the nine consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Ascendiant, subject to certain exceptions. Therefore, Ascendiant has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Ascendiant sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the equity line when needed.

Our ability to put shares to Ascendiant and obtain funds under the equity line is limited by the terms and conditions in the Securities Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Ascendiant at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Ascendiant to the extent that it would exceed $150,000 or cause Ascendiant to beneficially own more than 9.99% of our outstanding shares. In addition, we do not expect the equity line to satisfy all of our funding needs, even if we are able and choose to take full advantage of the equity line.

  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 3, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

  USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holder, as described below in the sections entitled “Selling Security Holder” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holder, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

  SELLING SECURITY HOLDER

Pursuant to the terms of the Registration Rights Agreement, we are registering (i) 121,622 shares of common stock held by Ascendiant Capital Group, LLC and (ii) 2,878,378 shares of common stock issuable to Ascendiant Capital Group, LLC pursuant to the terms of the Securities Purchase Agreement.

We are registering these securities in order to permit the selling security holder to dispose of the shares of common stock, or interests therein, from time to time. The selling security holder may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling security holder and other information regarding the beneficial ownership of the shares of common stock by the selling security holder. Column B lists the number of shares ofcommon stock beneficially owned by the selling security holder as of February 11, 2011. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the selling security holder. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holder assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of class beneficially owned, based on  10,149,838 shares of common stock outstanding on February 11, 2011.

The selling security holder may decide to sell all, some, or none of the securities listed below. We cannot provide an estimate of the number of securities that the selling security holder will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, the selling security holder has had no material relationship with us or our affiliates during the last three years. Except as indicated below, the selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, selling security holder is not a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table

Name (A)	Securities Beneficially Owned Prior to Offering (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (D)	% Beneficial Ownership After Offering (E)(4)
Ascendiant Capital Group, LLC (1)	121,622	(2)	3,000,000	(3)	0	0%
———————
(1)
The address for this security holder is 18881 Von Karman Avenue, Suite 1600, Irvine, CA 92612. Bradley J. Wilhite and Mark Bergendahl have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities. This security holder is deemed an “underwriter” within the meaning of the Securities Act. Ascendiant Capital Group, LLC is not a broker-dealer, but is an affiliate of a broker-dealer.

(2)	Represents 121,622 shares issued to Ascendiant Capital Group, LLC as a commitment fee.

(3)
2,878,278 shares being offered are issuable to Ascendiant Capital Group, LLC. This security holder is deemed an “underwriter” within the meaning of the Securities Act. Includes the 121,622 shares issued to Ascendiant Capital Group, LLC as a commitment fee.

(4)	Assumes that all shares of common stock being offered and registered hereunder are sold.

  PLAN OF DISTRIBUTION

The selling security holder named above (the “Selling Security Holder”) may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Security Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holder may also loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Security Holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holder is deemed “underwriter” within the meaning of the Securities Act in connection with such sales, and any broker-dealers or agents that are involved in selling the shares may also be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock. In no event shall any broker-dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Security Holder is deemed to be “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Security Holder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holder or any other person. We will make copies of this prospectus available to the Selling Security Holder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

  LEGAL MATTERS

Richardson & Patel LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus. As of  February 14, 2011, Richardson & Patel LLP does not own any shares of our common stock.

  EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008 and for the years then ended appearing in this prospectus and registration statement have been audited by Cacciamatta Accountancy Corporation, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

  BUSINESS

Overview and History

CPC of America, Inc. was formed under the laws of the State of Nevada on April 11, 1996 to develop and acquire cardiology medical devices, therapeutic devices and disposable products. To date, we have completed the development of an external counterpulsation device for the treatment of coronary artery disease known as the CPCA 2000. In March 2003, we received FDA clearance to market the CPCA 2000 counterpulsation unit as a Class III medical device. In addition, through our wholly-owned subsidiary, Med Enclosure, LLC, we are engaged in the business of developing a patented internal puncture closing device known as "MedClose." As of the date of this report, we have not commenced revenue producing operations. Our operations to date have predominately consisted of the design and development of our MedClose device and our counterpulsation units, and the raising of capital.

During 2003 and 2004, we pursued the potential sale of CPCA 2000, Inc., our subsidiary that owns our counterpulsation technologies and products. Based on the analysis and inquiries by our investment banker, along with our own internal inquiries and analysis, we concluded that there was not sufficient interest in the acquisition of CPCA 2000, Inc. or our counterpulsation technologies due to declines in the amount of reimbursable patient costs for counterpulsation treatments under the Medicare program. Between 2002 and 2005, the amount of reimbursable patient costs for counterpulsation treatments under Medicare declined by approximately 30%. The decline in coverage has had a material negative impact on projected profitability of operations based on our counterpulsation technologies and products.

At the present time, we have no intention of commencing operations based on our counterpulsation technologies, and we are no longer pursuing the potential sale of CPCA 2000, Inc. While we believe that our counterpulsation technologies continue to retain value, we do not believe we will be able to negotiate a sale of CPCA 2000, Inc. or its counterpulsation technologies that will result in a meaningful return to us or our shareholders until such time as the reimbursable patient costs for counterpulsation treatments under the Medicare program are significantly increased. We have historically charged to expense all research and development costs and expenses associated with our counterpulsation technologies. As of December 31, 2009, we had no assets on our consolidated balance sheet relating to our counterpulsation products or technologies, other than trademarks of less than $700.

Our executive offices are located at 5348 Vegas Drive, #89, Las Vegas, Nevada 89108 and our telephone number is (702) 952-9650.

Financing

On December 17, 2010, we entered into an equity line of credit agreement with Ascendiant Capital Group, LLC ( “Ascendiant”) in order to establish a possible funding source  for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility pursuant to a Securities Purchase Agreement entered into between the Company and Ascendiant (the “SPA”).

Under the equity line of credit agreement, Ascendiant agreed to provide us with up to $3,000,000 of funding prior to 24 months after the seventh trading date after the effective date of this registration statement. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Ascendiant and Ascendiant will be obligated to purchase the shares. We may request a drawdown once every eleven trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of two trading days between each drawdown request. During the nine trading days following a drawdown request, we will calculate the amount of shares we will sell to Ascendiant and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the nine trading days immediately following the drawdown date, less a discount of 10%. We may request a drawdown by faxing a drawdown notice to Ascendiant, stating the amount of the drawdown and the lowest price, if any, at which we are willing to sell the shares. The trading day after our draw down notice is received by Ascendiant, the nine trading day valuation period begins. The lowest price will be set by our Chief Executive Officer or Chief Financial Officer in their sole and absolute discretion.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is an amount equal to 25% of the total trading volume of our common stock for the twenty trading days prior to the date of the drawdown request, multiplied by the weighted average price of our common stock for the same twenty trading days. On the day following the delivery of the drawdown notice, a valuation period of nine trading days will start on each of the ten trading days during the valuation period, and the number of shares to be sold to Ascendiant will be determined by dividing 1/9 of the drawdown amount by the purchase price on each trading day. The purchase price will be 90% of the volume weighted average price of our common stock on that day. If the purchase price on any trading day during the nine trading day calculation period is below the minimum price specified by us, then Ascendiant will not purchase any shares on that day, and the drawdown amount will be reduced by 1/9. A separate purchase price is set for each trading day during the nine day valuation period. If we set a minimum price that is too high and our stock price does not consistently meet that level during the ten trading days after its drawdown request, the amount we can draw and the number of shares we will sell to Ascendiant will be reduced. On the other hand, if we set a minimum price that is too low and our stock price falls significantly but stays above the minimum price, we must issue a greater number of shares to Ascendiant based on the reduced market price. The shares purchased on the nine trading days following a drawdown request will be issued and paid for on the 11th trading day following the drawdown request.

From the date of entry into the SPA and prior to the termination of the SPA, Ascendiant has agreed not to execute any short sales of our common stock which shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act. We understand and acknowledge (i) that Ascendiant has not been asked to agree, nor has Ascendiant agreed, to desist from purchasing or selling, long and/or short, our securities, or “derivative” securities based on securities issued by us or to hold the securities for any specified term; (ii) that past or future open market or other transactions by Ascendiant, including short sales, and specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of our publicly-traded securities; and (iii) that Ascendiant shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. We further understand and acknowledge that (a) Ascendiant may engage in hedging activities at various times during the period that the shares on this registration statement are outstanding, including, without limitation, during the periods that the value of the shares deliverable are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in us at and after the time that the hedging activities are being conducted. We acknowledge that such aforementioned hedging activities do not constitute a breach of the SPA.

In no event shall the number of shares issuable to Ascendiant cause Ascendiant to own in excess of 9.99% of our then outstanding common stock.

We have agreed to indemnify and hold Ascendiant and its directors, officers, shareholders, members, partners, employees and agents harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Ascendiant may suffer or incur as a result of or relating to (a) any breach of any of our representations, warranties, covenants or agreements made in the SPA or (b) any action instituted against Ascendiant or its affiliates by any of our stockholders  with respect to the equity line of credit (unless such action is based upon a breach of Ascendiant’s representations, warranties or covenants under the SPA or any agreements or understandings Ascendiant may have with any such stockholder or any violations by Ascendiant of state of federal securities laws or any conduct by Ascendiant which constitutes fraud, gross negligence, will misconduct or malfeasance). If any action shall be brought against Ascendiant in respect of which indemnity may be sought pursuant to the SPA, Ascendiant shall promptly notify us in writing, and we shall have the right to assume the defense thereof, but the fees and expenses of such counsel shall be at the expense of Ascendiant except to the extent that (i) the employment of counsel has been specifically authorized by us in writing, (ii) we have failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between our position and the position of Ascendiant, in which case we shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. We will not be liable to Ascendiant under the SPA (i) for any settlement by Ascendiant effected without our prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to Ascendiant’s breach of any of the representations, warranties covenants or agreements made by Ascendiant.

The equity line of credit agreement will be terminated upon any of the following events:

•
our common stock is de-listed from the Over-the-Counter Bulletin Board unless the de-listing is in connection with our subsequent listing of our common stock on the NASDAQ Capital Market, the NASDAQ National Market, the New York Stock Exchange, or the NYSE American Stock Exchange;

•	we file for protection from our creditors under U.S. federal bankruptcy laws;

•	the shares that are to be sold to Ascendiant are not covered by an effective registration statement;

•	Ascendiant fails to honor a drawdown notice; or

•	the equity line of credit agreement violates any other agreement to which we are a party.

Our right to request a draw down will be suspended under certain circumstances. During such suspension we shall not deliver to Ascendiant any draw down notice. Such circumstances which would cause a suspension are (i) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of this registration statement or the initiation of any proceedings for that purpose, (ii) our receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the securities on this registration statement for sale in any jurisdiction, or the initiation or threatening of any proceeding for that purpose, (iii) the occurrence of any event or passage of time that makes the financial statements included in this registration statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to this registration statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading and (iv) the occurrence or existence of any pending corporate development with us that we believe may be material and that, in our determination, makes it not in our best interest to allow continued availability of this registration statement and prospectus.

We issued Ascendiant 121,622 shares of our restricted common stock in consideration for providing the equity drawdown facility. Additionally, we shall deliver additional shares of common stock to Ascendiant pursuant to the following terms.  On the trading day immediately following the effective date of this registration statement and in consideration for providing the equity drawdown facility, we will deliver to Ascendiant shares of our common stock equal in number to the amount determined by dividing $30,000 by the lesser of (i) closing bid price of our common stock on the trading day immediately preceding the date of such issuance and (ii) $0.37 (the “Issuance Price”); provided, however, if the Issuance Price is less than $0.37, we shall deliver additional shares of common stock equal to the difference between the number of shares calculated as $75,000 divided by the Issuance Price and 121,622 shares.  On the 30th day following the effective date of this registration statement, we will deliver to Ascendiant shares of our common stock equal in number to the amount determined by dividing $15,000 by the closing bid price of our common stock on the trading day immediately preceding the date of such issuance.  On the 60th day following the effective date of this registration statement, we shall deliver to Ascendiant shares of our common stock equal in number to the amount determined by dividing $15,000 by the closing bid price of our common stock on the trading day immediately preceding the date of such issuance.

Pursuant to a Registration Rights Agreement we entered into with Ascendiant in connection with the equity line of credit, we agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) by January 17, 2011 and to have the registration statement declared effective by the SEC by April 17, 2011. The registration statement must cover shares of common stock to be purchased under the equity line of credit and the shares of common stock issued to Ascendiant for their commitment to the equity line of credit. There are no penalties assessed to us in connection with the filing and effectiveness deadlines associated with the registration statement.

Summary of Recent Business Operations Year End December 31, 2009

CPC of America is engaged in the business of developing and acquiring cardiology therapeutic and disposable devices and products as well as the manufacture and distribution of these devices and products. We are currently engaged in the development of the MedClose internal puncture closure device. MedClose utilizes any approved biological or synthetic sealants to close puncture wounds following surgical procedures utilizing arterial puncture access.

MedClose is in the development stage and has not been approved for sale in the United States or any foreign jurisdiction. We expect to commence revenue producing operations subject to US or foreign regulatory approval of the MedClose device.  As of the date of this report, we believe that we are likely to receive foreign regulatory approval of the MedClose device sooner than US approval, and we intend to focus our development efforts on the approval of the MedClose device in the European Union.  We intend to submit an application for a CE mark for the MedClose product, as a delivery system consisting of the MedClose device coupled with our proprietary sealant.  CE mark approval is the principal requirement for commercial sale of the MedClose device in the European Union.  The filing of our application for a CE mark and the regulatory approval of the MedClose in the European Union is subject to our receipt of additional capital.  Until we receive additional capital, we cannot continue progress on the CE mark application.

We also intend to continue our development of a proprietary synthetic sealant suitable for use in connection with the MedClose device.  In March 2009, we entered into a product development agreement with Dr. Olex Hnojewyj, a holder of 13 patents in the field of vascular closure and other medical devices, pursuant to which Dr. Hnojewyj had been retained by us to develop a synthetic sealant on our behalf suitable for utilization with the MedClose device.  We have developed a synthetic compound, and in May 2009, we filed our first patent for a synthetic sealant for specific application for the MedClose device.  We conducted animal testing of the sealant during April 2009 and have successfully completed animal testing to date, subject only to the completion of Good Laboratory Practices (GLP) animal testing and animal biocompatibility testing.  However, our pursuit of the GLP and biocompatibility testing is subject to our receipt of additional capital.

Currently our focus is to acquire the necessary working capital from the issuance of debt instruments or the sale of our securities.  However, there can be no assurance we will be able to obtain the required additional working capital on commercially reasonable terms or at all.

Internal Puncture Closure Device: "Medclose"

The MedClose is a vascular closure system medical device that is designed to seal arterial puncture sites in patients who have undergone diagnostic or interventional surgical procedures utilizing access via an arterial puncture site. The MedClose consists of a catheter system that is our proprietary product and utilizes any approved biologic or synthetic sealants. The MedClose is designed to enhance manual compression by delivering the biological or synthetic sealant through our proprietary catheter delivery system, resulting in an elastic coagulum that is fully absorbed into the body within 10 to 14 days. The MedClose is designed to significantly reduce the time to hemostasis (the stoppage of bleeding), thereby accelerating the patient's post-operative recovery and reducing the amount of time spent by post-operative professionals. The MedClose applications and usage capabilities are intended for angiographic and interventional procedures, six to nine french in size, in the coronary, peripheral, cerebral and carotid applications, including cardiac diagnostic and interventional cardiology procedures as well as interventional radiology and carotid stenting procedures. We hold three patents for both the instrument and the technique used in connection with MedClose, and have two additional patents pending.

We believe that the MedClose device offers a superior alternative to manual compression technique, which is used in approximately 60% of both US and world procedures for both cardiac diagnostic and interventional procedures. We believe that a major advantage of MedClose is that it requires no sutures and leaves no foreign matter or residue in the artery, thereby reducing the risk of an embolism resulting from residual material left in the artery. In addition, we believe that MedClose will significantly reduce the recovery time of patients following catheterization procedures. Physicians traditionally have used sutures and manual compression and other commercial closure devices to close puncture wounds following catheterization procedures. Using sutures requires direct pressure to be applied to the wound for up to 45 minutes (typically applied by a nurse or orderly) and a recovery time of up to 12 hours, during which the patient remains still to avoid hemorrhaging. MedClose, by contrast, eliminates the need for direct pressure to be applied to the wound and reduces the recovery time following the procedure to less than two hours. As a result, MedClose reduces the need for patients to remain completely immobile following the catheterization procedure and limits the recovery time and discomfort associated with the catheterization procedures.  In addition, unlike other closure devices which generally do not allow for re-entry of a closed puncture wound, the MedClose device allows for safe and effective re-entry of the closed puncture wound within a short timeframe.

The MedClose is not presently available for general human use. Extensive animal studies of the MedClose device were successfully completed in 2002 through 2004 and provided to the FDA.  We conducted limited human clinical trials, involving 16 enrolled subjects, of the MedClose device in the United States from August to October 2006, and we expect to resume human clinical trials in the United States subject to the FDA’s approval of our pending investigational device exemption, of which there can be no assurance.  In the fourth quarter of 2006, we commenced human clinical investigations in Canada, with the knowledge and concurrence of the Canadian regulatory authorities. We conducted human clinical trials, involving 44 enrolled subjects, of the MedClose device in Canada from October 2006 to August 2007. Based on the experiences and input of the clinical investigators, we voluntarily suspended human clinical trials in Canada in August 2007 due to changes in the third party vendor’s sealant formula which was disclosed in a May 2009 FDA warning letter to that third party.

On November 30, 2007, we submitted to the FDA an investigational device exemption, or IDE, application to clinically investigate the MedClose device in the U.S. Absent an effective exemption from the IDE regulations or a finding that the device is a non-significant, low risk device, compliance with the FDA’s IDE regulations is required before a medical device product can proceed to the last phase of the FDA regulatory process, human testing of the device.  In December 2007, the FDA responded to our IDE application with a disapproval letter. We have since filed three IDE supplements to address deficiencies cited by the FDA and the third of these was submitted on September 5, 2008.  In October 2008, the FDA responded to our September 2008 IDE supplement with a disapproval letter citing two remaining deficiencies, both of which related to the third party biological sealant we originally used in the application of the MedClose device.  Upon receipt of sufficient capital resources we will commence with completing the necessary requirements to amend the IDE with substituting our proprietary synthetic sealant for the original biologic sealant obtained from the vender.  With that substitution, we anticipate a transfer back to CDRH from CBER since synthetic sealants are determined to be medical devices and not biological like the fibrin sealant.

Upon receipt of additional capital, we expect to commence clinical trial testing of the MedClose device utilizing the synthetic sealant formula in multiple European locations.

Between November 2001 and February 2008, we relied upon BioMed Research, Inc., an unaffiliated medical project management firm located in Tampa, Florida, as our contract product development and regulatory compliance managers for the MedClose device.  Beginning in February 2008, we outsourced the activities of BioMed Research to separate independent contractors who now provide to us contract research, development, engineering, manufacturing, regulatory compliance and project management with regard to the MedClose.

We intend to analyze our options for moving forward with the commercial exploitation of the MedClose, including licensing or sale of the product and our manufacturing, marketing and sale of the product directly. If we pursue the manufacturing or marketing of the MedClose product, we will, in all likelihood require significant additional capital. In that event we will endeavor to acquire the necessary working capital from the sale of our securities. However, there can be no assurance we will be able to obtain the required additional working capital on commercially reasonable terms or at all.

We expect to commence revenue producing operations subject to our receipt of US and/or foreign regulatory approvals of MedClose.  As of the date of this report, we believe that we are likely to receive foreign regulatory approval of the MedClose device sooner than US approval, and we are currently focusing our development efforts on the approval of the MedClose device in the European Union.  The filing of our application for a CE mark and the regulatory approval of the MedClose in the European Union is subject to our receipt of additional capital.  Until we receive additional capital, we cannot continue progress on the CE mark application.

Marketing and Distribution

Subject to regulatory approval of the MedClose device, we intend to market the MedClose, primarily to hospitals and their procedure performing physicians through country, region and international distribution agreements. We have no distribution agreements currently in place.

We intend to offer our products to potential customers through a marketing campaign consisting of medical meetings, tradeshows, symposiums, key researchers and users of the technology, public relations, media relations and personal selling efforts by our distributors. We intend to generate publicity for MedClose through press conferences, television forums, demonstrations and press releases to trade and professional publications which will be designed to raise awareness of MedClose and its puncture internal closure device among both industry leaders and the general public.

Government Regulation and Supervision

United States

Clinical testing, manufacturing and distribution of the MedClose are subject to regulation by numerous governmental authorities, principally the Food and Drug Administration (FDA), and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates activities relating to the clinical testing, manufacturing, labeling, distribution and promotion of medical devices. Under the Medical Device Amendments of 1976, the FDA has the authority and responsibility to classify medical devices into one of three classes (i.e., Class I, II, or III), on the basis of the regulatory controls necessary to provide reasonable assurance of device safety and effectiveness. Class I devices are subject to compliance with "general controls," including for example, labeling, possible premarket notification, adherence to good manufacturing practices and certain record keeping and reporting requirements. Class II devices are subject to compliance with Class I "general controls" as well as special controls and/or performance standards established by the FDA. Class III devices are subject to compliance with Class I "general controls" and possible special controls/performance standards as well as premarket approval by the FDA to provide reasonable assurance of safety and effectiveness. Class III devices generally include life-sustaining, life-supporting and/or implantable devices, new devices, or devices which have been found to be substantially equivalent to Class III in commercial distribution for which the FDA has not yet required premarket approval. The MedClose presently is considered by the FDA to be subject to premarket approval as a Class III device.

Before a Class III medical device can be introduced into the market for commercial distribution, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or through a premarket approval application. Although Class III devices normally require FDA approval through the premarket approval process, we believe that it may be possible to receive FDA clearance pursuant to a 510(k) notification for MedClose as well. Because puncture closure devices are already on the market, newer versions, similar to the MedClose, have been permitted to be marketed pursuant to the 510(k) notification procedure. However, there is no assurance that we will be eligible to utilize the 510(k) notification process in the future or that the FDA will not in the future require us to submit a premarket approval application, which would be a more costly, lengthy and uncertain approval process.

Generally, the 510(k) notification clearance order is expected to be granted within 90 days from the date of submission, but it can take from 12 to 36 months or longer from submission of the 510(k) notification to obtain the clearance order. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional data is needed before a substantial equivalence determination can be made. A determination that a device is not substantially equivalent to a device already on the market, or a request for additional data, could delay the market introduction of our products and could have a material adverse effect on our business, financial condition and results of operations. For any of our devices that are cleared through the 510(k) notification process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) notification. There can be no assurance that we will obtain a clearance order within the above time frames, if at all, for MedClose or any other device for which we may file a 510(k) notification.

Further, once FDA clearance or approval is obtained, our devices will be subject to pervasive and continuing regulation by the FDA, including various record keeping requirements and the requirement to report to the FDA certain experiences with the use of the device. We are also subject to inspection on a routine basis for compliance with the FDA's good manufacturing practice regulations. These regulations impose explicit procedural and documentation requirements upon us and the companies which we contract to manufacture our devices.

International

The European Union has adopted rules which require that medical products receive the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. As part of the CE mark compliance, manufacturers are required to comply with the European quality systems standards. We have commenced the process for applying for the CE mark approval for our MedClose device and certification of our quality system.  The filing of our application for a CE mark and the regulatory approval of the MedClose in the European Union is subject to our receipt of additional capital.  Until we receive additional capital, we cannot continue progress on the CE mark application.

International sales of our MedClose device will be subject to the regulatory requirements of each country in which we sell. These requirements vary from country to country but generally are less stringent than those in the United States. We have not obtained regulatory approval to sell our MedClose device in any foreign jurisdiction.

Competition

We have several competitors that manufacture and market puncture closure devices, including St. Jude Medical, Johnson & Johnson, Abbot Laboratories, Vascular Solutions and Access Controls, and there are several other companies that market competing products that are in the nature of wound devices.  St. Jude, Johnson & Johnson, Abbott Laboratories, Vascular Solutions and Access Control, each market a FDA approved combination vascular closure system. Vascular Solutions’ product uses a biologic sealant that is made from human plasma. Access Controls’ closure system utilizes a synthetic sealant technology. Our competitors’ combination vascular closure systems are limited to vascular closure devices for femoral artery punctures, whereas the MedClose is designed for a wide array of vascular closures applications. In addition, each of our competitors’ products is limited to their proprietary sealants whereas the MedClose device is designed as a delivery system that can utilize any approved biological or synthetic sealant.

Although a human clinical trial investigation of the MedClose device has not been completed, based on an interim analysis of 60 trials on enrolled subjects who have undergone treatment using the MedClose device, we believe our device has competitive advantages over our competitors’ products because our product is superior in delivery of arterial site closures on the basis of safety, variability, shortened time in conducting repuncture post procedures and cost effectiveness. However, all of our competitors have greater marketing and financial resources than we do and, accordingly, there can be no assurance that we will be able to compete effectively, if at all.

Patents and Trademarks

We hold three patents from the U.S. Patent and Trademark Office for the MedClose device and procedure and we have filed two additional patents pending. We also have two registered trademarks in the United States and registrations in Argentina, India, Madrid Protocol, Mexico, New Zealand, Pakistan, Taiwan, and pending applications in Brazil, Canada, and Venezuela for the name MedClose.  In May 2009, we submitted a patent application for our proprietary synthetic sealant.  In September 2002, we received three patents from the U.S. Patent and Trademark Office on our CPCA 2000 counterpulsation unit. At present, we have submitted domestic and international applications to patent the CPCA 2000 and our counterpulsation technology and have been granted patents in Ireland and the United Kingdom and have received a trademark on the name "CPCA 2000” and its logo in the United States.

Our ability to compete successfully depends, in part, on our ability to protect the proprietary technology contained in our products. We rely upon a combination of patent, trade secret and trademark laws, together with non-disclosure agreements, to establish and protect proprietary rights in our proprietary devices and technologies, as well as our trade names and other similar property. We also enter into confidentiality agreements with our employees, manufacturers, consultants and suppliers, and limit access to and distribution of our proprietary information. However, these measures only afford us limited protection, as there can be no assurance that any steps taken by us to protect these proprietary rights will be adequate to prevent misappropriation of our technology or the independent development by others of similar technology. In addition, although we believe that there currently are no infringement claims against us and no grounds for the assertion of such claims, the cost of responding to any claim could be significant.

Research and Development

Since inception through September 30, 2010, our research and development expenses have amounted to approximately $23,503,232, including $140,771 for the nine months ended September 30, 2010 and $1,736,427 and $1,986,790 spent on research and development in 2009 and 2008, respectively. At present, none of these research and development expenses have been borne by customers, as we have not begun to market or sell our products and services.

Employees

As of the date of this registration statement, we employ two persons consisting of our chief executive officer, who is considered a full-time employee, and chief financial officer. We contract with various consultants and professionals to provide services to us including engineering, software, testing, regulatory, quality control, quality certifications, commercial applications/approvals, product development, medical and clinical affairs, clinical trials, clinical research, data management, data analysis, and statistical analysis  on a project by project basis.

Financial Information About Geographic Area

During the last three fiscal years, all of our assets and rights have been located in the United States.

Corporate Information

Our corporate executive offices are located at 5348 Vegas Drive, Suite 89, Las Vegas, NV 89108. Our main telephone number is (702)  952-9650.

  DESCRIPTION OF PROPERTY

Our executive offices are located at 5348 Vegas Drive, Suite 89, Las Vegas, NV 89108. We leased this facility on a month-to-month basis.

  SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of September 30, 2010, December 31, 2009 and  2008, and for the nine months ended  September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008 from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Income Statement Data:
Revenues	$0	$0	$0	$0
Cost of Revenue	0	0	0	0
Gross Profit	0	0	0	0
Total Operating Expenses	(596,709)	(2,583,969)	(2,889,727)	(11,155,725)
Operating Loss	(596,709)	(2,583,969)	(2,889,727)	(11,155,725)
Total Non-Operating Income (Expense)	(222,156)	2,496	2,496	24,034
Loss Before Income Taxes	(818,865)	(2,581,473)	(2,887,231)	(11,131,691)
Income Tax Provision	0	0	0	0
Net Loss	$(818,865)	$(2,581,473)	$(2,887,231)	$(11,131,691)

Earnings per share:
Basic	$(0.14)	$(0.59)	$(0.65)	$(1.54)
Diluted	$(0.14)	$(0.59)	$(0.65)	$(1.54)

Weighted average shares outstanding:
Basic	9,814,617	9,466,923	9,433,757	9,244,602
Diluted	9,814,617	9,466,923	9,433,757	9,244,602

	As of September 30,	As of December 31,
	2010	2009	2008
Balance Sheet Data:
Cash and Cash Equivalents	$28,326	$5,583	$1,480,506
Working Capital	$(4,387,938)	$(3,910,063)	$(1,565,026)
Total Assets	$281,255	$330,851	$1,870,193
Total Liabilities	$5,033.856	$4,009,579	$3,157,948
Total Shareholders’ Equity	$(4,752,601)	$(3,678,728)	$(1,287,755)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of CPC of America, Inc. for the nine months ended September 30, 2010 and 2009 and the fiscal years ended December 31, 2009 and 2008 should be read in conjunction with the Consolidated Financial Statements, and the notes to those financial statements that are included elsewhere in this prospectus. References to “we,” “our,” or “us” in this section refers to the Company and its subsidiaries. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements, and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operation

To date, our activities have included the market analysis and development of our MedClose device and the raising of development and working capital. Our operations are currently focused on the business of developing a patented internal puncture closure device known as “MedClose.” We have not commenced revenue producing operations. Our operations to date have predominately consisted of the design and development of our MedClose device and our counterpulsation units, and the raising of capital.

The MedClose is a vascular closure system medical device that is designed to seal arterial puncture sites in patients who have undergone diagnostic or interventional surgical procedures utilizing access via an arterial puncture site. The MedClose consists of a catheter system that is our proprietary product and utilizes any approved biologic or synthetic sealants. The MedClose is designed to enhance manual compression by delivering the biological or synthetic sealant through our proprietary catheter delivery system, resulting in an elastic coagulum that is fully absorbed into the body within 10 to 14 days. The MedClose is designed to significantly reduce the time to hemostasis (the stoppage of bleeding), thereby accelerating the patient's post-operative recovery and reducing the amount of time spent by post-operative professionals. The MedClose applications and usage capabilities are intended for angiographic and interventional procedures, six to nine french in size, in the coronary, peripheral, cerebral and carotid applications, including cardiac diagnostic and interventional cardiology procedures as well as interventional radiology and carotid stenting procedures. As of the date of this report, MedClose is not available for commercial distribution.  We hold three patents for both the instrument and the technique used in connection with MedClose, and have two additional patents pending.

We intend to analyze our options for moving forward with the commercial exploitation of the MedClose, including licensing or sale of the product and our manufacture, marketing and sale of the product directly. If we pursue the manufacture or marketing of the MedClose product, we will require significant additional capital. In that event, we will endeavor to acquire the necessary working capital from the issuance of debt instruments or the sale of our securities. However, there can be no assurance we will be able to obtain the required additional working capital on commercially reasonable terms or at all.

We expect to commence revenue producing operations subject to U.S. or foreign regulatory approval of the MedClose device. As of the date of this report, we believe that we are likely to receive foreign regulatory approval of the MedClose device sooner than U.S. approval, and we are currently focusing our development efforts on the approval of the MedClose device in the European Union.  We intend to submit an application for a CE mark for the MedClose product, as a delivery system consisting of the MedClose device coupled with our proprietary sealant.  CE mark approval is the principal requirement for commercial sale of the MedClose device in the European Union. The filing of our application for a CE mark and the regulatory approval of the MedClose in the European Union is subject to our receipt of additional capital.  Until we receive additional capital, we cannot continue progress on the CE mark application.

We also intend to continue our development of a proprietary synthetic sealant suitable for use in connection with the MedClose device. In March 2009, we entered into a product development agreement with Dr. Olex Hnojewyj, a holder of 13 patents in the field of vascular closure and other medical devices, pursuant to which Dr. Hnojewyj was retained by us to develop a synthetic sealant on our behalf suitable for utilization with the MedClose device.  We have developed a synthetic compound, and in May 2009, we filed our first patent for a synthetic sealant for specific application for the MedClose device.  We conducted animal testing of the sealant during April 2009 and have successfully completed animal testing to date, subject only to the completion of Good Laboratory Practices (GLP) animal testing and animal biocompatibility testing.  However, our pursuit of the GLP and biocompatibility testing is subject to our receipt of additional capital.

Upon receipt of additional capital, we expect to commence clinical trial testing of the MedClose device utilizing the synthetic sealant formula in multiple European locations.  We will also commence with completing the necessary requirements to amend the investigational device exemption, or IDE, application with the FDA, by substituting our proprietary synthetic sealant for the original biologic sealant obtained from a third party vendor. With that substitution, we anticipate a transfer back to CDRH from CBER since synthetic sealants are determined to be medical devices and not biological. We also intend to pursue an ISO 13485 certification of our records and procedures relating to our development and the proposed manufacturing of our MedClose device and proprietary sealant.

We do not expect to purchase or sell significant plant or equipment during 2010, nor do we expect a significant change in the number of our employees during the year.

In order to meet our general working capital requirements and to fund the commercial exploitation of the MedClose, in September 2007, we commenced a private placement of our Series E Preferred Stock. We are offering 1,666,667 shares of our Series E Preferred Stock, at $6.00 per share. As of November 15, 2010, we have issued 590,537 shares of Series E Preferred shares for cash and in payment of expenses totaling of $3,543,220.

The Series E Preferred stock has no voting rights and has a 10% annual dividend payable in cash or common stock at our option, subject to the holder’s right to take dividends in common shares. Dividends on preferred stock are only payable at the time the preferred shares are converted into shares of common stock. Each Series E Preferred share was convertible into our common shares at a conversion price of $6.00 per share until August 31, 2008, when the conversion price was adjusted to the lower of 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date on any stock exchange or $4.50 per share; provided that the conversion price could not be adjusted to an amount below $3.92 per share. At August 31, 2008, the conversion price was deemed to be $4.50 per share.  In November 2008, our board of directors approved an amendment to the Series E Preferred Stock to set the conversion price at $3.92 per share, and in June 2009 our board approved a further amendment to reduce the conversion price to $2.75 per share. Each outstanding share of our Series E Preferred Stock is convertible into a number of shares of our common stock equal to the private placement sale price of such preferred share ($6.00 per share) divided by the conversion price of such preferred share in effect at the time of conversion (currently $2.75 per share).

The shares of Series E Preferred Stock have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Series E preferred shares are being sold by our executive officers, and the proceeds of the offering are expected to be used for clinical trials, regulatory compliance, manufacturing and marketing relating to the MedClose device, and working capital.

Going Concern

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2009 states that due to our working capital deficiency at December 31, 2009 there is a substantial doubt about our ability to continue as a going concern.

Results of Operations – Nine months ended September 30, 2010 and 2009

Revenue.  We have generated no revenue to date and do not expect to generate revenue until we have received commercial regulatory approval of our MedClose device in various countries and markets.

Research and Development.  Our expenses related to research and development during the nine month period ended September 30, 2010 decreased by $1,482,582 over the prior year period.  Research and development expenses relate to our ongoing development and testing of our internal puncture closure device and technique known as “Medclose” and our proprietary sealant.  The decrease in research and development expenses during 2010 is primarily due to capital constraints, though consulting fees decreased by approximately $173,200 as a result of the expiration of our consulting agreement with CTM Group in April 2009, and officer salaries decreased by approximately $309,000 as a result of a reduction in our CEO’s salary. Subject to our receipt of additional capital, we expect our research and development costs to increase as we get further into human trials and proceed towards the submission of applications for CE Mark/European commercial approval and eventually a FDA pre-market approval thereafter.

Our expenses related to research and development during the three month period ended September 30, 2010 decreased by $146,377 over the prior year period.  The decrease is primarily due to a reduction in our CEO’s salary of $103,000, but capital constraints affected the quarter ended September 30, 2010 as well.

General and Administrative.  During the nine month period ended September 30, 2010, general and administrative expenses decreased by $504,678 over the prior year period.  The decrease was primarily due to a decrease of $43,300 in consulting fees as a result of the expiration of our consulting agreement with CTM Group in April 2009, and a decrease in officer salaries of $77,200 due to the reduction in our CEO’s salary.  Other material decreases include legal fees of $230,200, accounting fees of $36,300, payroll taxes of $21,400, directors’ compensation of $31,000 and professional fees of $47,900. We also recognized a gain on settlement of accounts payable with one of our vendors of approximately $31,800. Upon receipt of additional capital, we would expect general and administrative expenses to increase somewhat, though we do not anticipate additional related party consulting fees or an increase in officer salaries.

During the three month period ended September 30, 2010, general and administrative expenses decreased by $58,245 over the prior year period.  The decrease was primarily due to the gain of settlement of accounts payable of $31,000 mentioned above, plus a decrease in officer salaries of $25,700 due to a reduction in our CEO’s salary, and a decrease in legal fees of $21,300, offset by an increase in insurance of $13,000.

Interest expense.  During the three month and nine month periods ended September 30, 2010, we incurred $28,041 and $64,743, respectively, in interest expense due to the issuance of the convertible notes described below.

Loss on extinguishment of debt.  During the three month and nine month periods ended September 30, 2010, we incurred a loss on extinguishment of debt of $157,413, due to modification of terms of convertible debt.

Net Loss.  Our net loss decreased by $1,762,608 for the nine months ended September 30, 2010 over the prior year period.  In addition, our net loss decreased by $19,168 for the three months ended September 30, 2010.  These decreases in net loss were due mainly to capital constraints offset by the loss on extinguishment of debt.  We have had inadequate capital to fund our plan of operation.

Results of Operations – Twelve months ended December 31, 2009 and 2008

Revenue.  We have generated no revenue to date and do not expect to generate revenue until we have received commercial regulatory approval of our MedClose device in various countries and markets.

Research and Development. During the 2009 fiscal year, we incurred $1,736,427 of research and development expenses compared to $1,986,790 during fiscal 2008. Research and development expenses relate to our ongoing development and testing of our internal puncture closure device and technique known as "MedClose." Our research and development costs were lower in 2009 than in 2008 due to capital constraints.  Overall, we continued work on obtaining regulatory approval in Europe with the use of proceeds from the Series E Preferred share offering described above. Engineering and development costs increased by $128,338 in 2009, offset by a decrease in consulting fees of approximately $378,701 as a result of the expiration of our consulting agreement with CTM Group in April 2009.  Subject to our receipt of additional capital, we expect our research and development costs to increase as we get further into human trials and proceed towards the submission of applications for CE Mark/European commercial approval and eventually a FDA pre-market approval thereafter.

General and Administrative. During fiscal 2009, we incurred $1,153,300 of general and administrative expenses, compared to administrative expenses of $9,168,935 in fiscal 2008, a decrease of $8,015,635. The decrease consisted primarily of a decrease of $7,712,616 in stock option expenses since no options were granted in 2009, plus decreases of $254,295 in legal fees, $27,231 in accounting fees and $36,903 in professional fees as we cut expenses to conserve cash and $94,676 as a result of the expiration of our consulting agreement with CTM Group in April 2009.  These decreases were offset by increases of $60,000 in officers’ salaries as a result of hiring a chief financial officer in July 2008, and director compensation of $56,000.

Liquidity and Capital Resources

Nine Months Ended September 30, 2010

As of September 30, 2010, we had $28,326 of cash and a working capital deficit of $4,387,938, which includes accrued dividends of $3,631,763 payable on our outstanding shares of Series C, Series D and Series E preferred stock as of such date. Our Series C and Series D preferred stock both have a 5% annual dividend payable in cash or shares of our common stock, at the option of the holder. Those dividends are convertible into our common shares at the rate of $3.57 per share in the case of the Series C preferred stock and $6.86 per share in the case of the Series D preferred stock. Our Series E preferred stock has a 10% annual dividend payable in cash or shares of our common stock, at the option of our company, subject to the holder’s right to take dividends in common shares. The dividends on Series E preferred stock are convertible into our common shares at the rate of $2.75 per share.  Dividends on our outstanding shares of preferred stock are only payable at the time those shares are converted into shares of our common stock. To date, all dividends to the holders of our Series C and D preferred shares have been paid in common shares.  However, there can be no assurance that our Series C and D preferred shareholders will continue to elect to receive dividends in common shares instead of cash.

Commencing in July 2009, we began to curtail certain product development and testing due to limited working capital.  We believe that we will require a minimum of $3 million of additional working capital in order to fund our proposed operations over the 12 months following the date of this report, assuming we do not receive requests for a substantial amount of dividend payments in cash. In the event we receive substantial requests for dividend payments in cash or we encounter a material amount of unexpected expenses, we may require in excess of $3 million additional capital over the next 12 months. We will seek to obtain additional working capital through the issuance of debt securities or the sale of our securities. However, we have no agreements or understandings with any third parties at this time for our receipt of such working capital. Consequently, there can be no assurance we will be able to access capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.

During the nine months ended September 30, 2010, the Company issued $450,217 in convertible notes.  The debt bears interest at rates from 20% to 30% per annum, compounded monthly, and is due two years from the date the cash is received.  In addition, the debt and related accrued interest is convertible into the Company’s common stock at a rate equal to the closing price of the Company’s stock on the day the cash is received, which is the date of the note.  Cash proceeds of $265,000 were received from seven individuals who are existing shareholders, the Company’s CEO converted amounts owed to him totaling $47,717, and the Company issued notes totaling $137,500 in exchange for consulting expenses to two shareholders.

As noted above, the debt and related accrued interest is convertible into the Company’s common stock, and originally, this conversion rate was equal to the closing price of the Company’s stock on the day the cash was received.  As additional money was received from the same individuals who had loaned money in the first and second quarters of 2010, the conversion rate for all notes from these individuals was negotiated downward to reflect the Company’s common stock price at a date near the day the additional cash was received in the third quarter of 2010.  ASC 470-50-40-6 requires an exchange of debt instruments with substantially different terms to be treated as a debt extinguishment.  The modification of terms on these notes met the definition of significant because the change in the fair value of the embedded conversion option was more than 10 percent of the carrying amount of the original debt instrument immediately before and after the modification of terms.

According to ASC 470-50, the difference between the net carrying value and the price paid to acquire the debt instruments is recorded as a gain or loss.  In the Company’s situation, the acquisition price was calculated as the present value of the principal (using a 1% risk-free interest rate) plus the fair value of the conversion option (calculated using the Black-Scholes Method), less the embedded beneficial conversion feature.  Since this acquisition price was greater than the notes’ carrying value, a loss on extinguishment of $157,413 was recorded for the nine months ended September 30, 2010.

The Company has recorded a beneficial conversion feature in accordance with FASB ASC 470-20. The Company measures the embedded beneficial conversion feature by allocating a portion of the proceeds equal to the intrinsic value of the embedded beneficial conversion feature to additional paid-in capital.  Intrinsic value is calculated as the difference between the effective conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible.  A beneficial conversion feature totaling $31,959 was recorded as loan discount in the nine months ended September 30, 2010.  The loan discount will be amortized over the life of the convertible note.  For the nine months ended September 30, 2010, $4,594 of amortization of loan discount was recorded as interest expense.

A premium of $157,411 on the convertible notes was also recorded as part of the modification of terms.  This premium is the present value of the principal (using a 1% risk-free interest rate) plus the fair value of the conversion option (calculated using the Black-Scholes Method) and will be amortized over the life of the loans.  For the nine months ended September 30, 2010, $18,717 of amortization of premium was recorded to additional paid in capital.

The following weighted average assumptions were used to calculate the options granted: term of 1.5-1.83 years, risk-free interest rate of 0.375% - 1%, volatility ranging of 110% and a weighted fair value ranging from $0.18 - $0.36.

Some of the adjustments described should have been made in the quarter ended June 30, 2010.  Had the adjustments been made in the proper quarter, the following accounts would have been affected:  additional paid in capital would have decreased by $42,233, carrying value of debt would have increased by $130,902 and the loss would have increased by $88,669.  Loss per share for the quarter and six months ended June 30, 2010 would have increased by $0.01 to $(0.06) and $(0.10), respectively.

Another feature of the convertible notes is that interest is guaranteed for the two year period contingent on early repayment or conversion of the debt.  Total interest for the notes outstanding at September 30, 2010 is $345,528 of which $60,150 has been included as interest payable on the accompanying September 30, 2010 balance sheet.  The difference of $285,378 represents a contingent liability at September 30, 2010.  Management has determined that early repayment or conversion of the convertible notes is remote at this time, so the contingency has not been recorded.

The following cash outlays would be required in 2012 should repayment of the convertible debt and related interest be in cash:

Quarter ending March 31, 2012:	$423,148
Quarter ending June 30, 2012:	$255,030
Quarter ending September 30, 2012	$117,567
Total potential cash outlay:	$795,745

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2009 states that due to our working capital deficiency at December 31, 2009 there is a substantial doubt about our ability to continue as a going concern.

As noted above, we are currently analyzing our options for moving forward with the commercial exploitation of the MedClose, including licensing or sale of the product and our manufacturing, marketing and sale of the product directly. If we pursue the direct manufacturing and marketing of the MedClose product, we will require significant additional capital in order to (i) complete clinical trials and regulatory approvals in Europe, North America and other designated foreign markets; (ii) commence manufacturing of the device; and (iii) commence marketing and sales of the device, including the development of a internal infrastructure necessary to support manufacturing and marketing.

We will endeavor to raise additional funds through the sale of our Series E preferred shares, convertible notes and any other available financing sources in order to meet our general working capital requirements and to fund the commercial exploitation of the MedClose. However, there are no agreements or understandings with any third parties at this time for our receipt of additional working capital, and there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If we are unable to access additional capital on a timely basis, we will be unable to expand or continue our development of the MedClose device and our operating results will be adversely affected.

Fiscal Year Ended December 31, 2009

As of December 31, 2009, we had a working capital deficit of ($3,910,063), which includes accrued dividends of $3,326,077 payable on our outstanding shares of Series C, Series D and Series E preferred stock as of such date. Our Series C and Series D preferred stock both have a 5% annual dividend payable in cash or shares of our common stock, at the option of the holder. Those dividends are convertible into our common shares at the rate of $3.57 per share in the case of the Series C preferred stock and $6.86 per share in the case of the Series D preferred stock. Our Series E preferred stock has a 10% annual dividend payable in cash or shares of our common stock, at the option of our company. The dividends on Series E preferred stock are convertible into our common shares at the rate of $2.75 per share.  Dividends on our outstanding shares of preferred stock are only payable at the time those shares are converted into shares of our common stock. To date, all dividends to the holders of our Series C and D preferred shares have been paid in common shares.  However, there can be no assurance that our Series C and D preferred share holders will continue to elect to receive dividends in common shares instead of cash.

Commencing in July 2009, we began to curtail product development and testing due to limited working capital, and at December 31, 2009 these activities have ceased until we obtain additional working capital.  We believe that we will require a minimum of $3 million of additional working capital in order to fund our proposed operations over the 12 months following the date of this report, assuming we do not receive requests for a substantial amount of dividend payments in cash. In the event we receive substantial requests for dividend payments in cash or we encounter a material amount of unexpected expenses, we may require in excess of $3 million additional capital over the next 12 months. We will seek to obtain additional working capital through the sale of our securities or issuance of debt instruments. However, we have no agreements or understandings with any third parties at this time for our receipt of such working capital. Consequently, there can be no assurance we will be able to access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  During the year ended December 31, 2009, we borrowed $47,717 from an officer of the Company to pay certain expenses.  At December 31, 2009 this loan was unsecured.  In March 2010, this loan was converted to a 20% convertible debenture with terms as described below.

In 2010 we have received $500,717 from convertible debt agreements.  These loans are due two years from the date of issuance, bear interest at rates from 20 – 30% and are convertible into shares of our common stock at a rate equal to the closing price of our stock on the date of issuance.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2009 states that due to our working capital deficiency at December 31, 2009 there is a substantial doubt about our ability to continue as a going concern.

As noted above, we are currently analyzing our options for moving forward with the commercial exploitation of the MedClose, including licensing or sale of the product and our manufacturing, marketing and sale of the product directly. If we pursue the direct manufacturing and marketing of the MedClose product, we will require significant additional capital in order to (i) complete clinical trials and regulatory approvals in Europe, North America and other designated foreign markets; (ii) commence manufacturing of the device; and (iii) commence marketing and sales of the device, including the development of a internal infrastructure necessary to support manufacturing and marketing.

We will endeavor to raise additional funds through the sale of our Series E preferred shares, convertible debt agreements and any other available financing sources in order to meet our general working capital requirements and to fund the commercial exploitation of the MedClose. However, there are no agreements or understandings with any third parties at this time for our receipt of additional working capital and there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If we are unable to access additional capital on a timely basis, we will be unable to expand or continue our development of the MedClose device and our operating results will be adversely affected.

Recent and Expected Losses

There can be no assurance that we will generate positive revenues from our operating activities, or that we will achieve and sustain a profit during any future period, particularly since we are in the development stage and currently have no revenues.  Failure to achieve significant revenues or profitability would materially and adversely affect our business, financial condition, and results of operations.  For the nine months ended September 30, 2010 and 2009, we incurred a net loss of $818,865 and $2,581,473, respectively.  For the fiscal year ended December 31, 2009, we incurred a net loss of $2,887,231 and, for the fiscal year ended December 31, 2008, we incurred a net loss of $11,131,691.  Our auditors, Cacciamatta Accountancy Corporation, issued an opinion in connection with our financial statements for the fiscal year ended December 31, 2009 noting that our net capital deficiency raises substantial doubt about our ability to continue as a going concern.

  LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, and we are not aware of any other material legal proceedings pending or threatened against us. We are also not aware of any material legal proceedings involving any of our directors, officers, or affiliates or any owner of record or beneficially of more than 5% of any class of our voting securities.

  MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows as of December 31, 2010:

Name	Age	Positions and Offices Held	Since
Rod A. Shipman	60	Chief Executive Officer, President and Chairman of the Board	January 1997
Marcia J. Hein	52	Treasurer, Chief Financial Officer, and Director	July 2008
Rafe Cohen	63	Director	July 1998
William C. Lievense	63	Director	October 1996
Ronald Cenko	47	Director	October 2008

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience. The experience and background of each of our directors, as summarized above, were significant factors in his previously being nominated as a director of the Company.

Rod A. Shipman.  Mr. Shipman has served as our president and chief executive officer since January 1997, and has served as our corporate secretary since July 1997.  Mr. Shipman also served as our chief financial officer and treasurer from September 2000 to July 2008. Mr. Shipman has served as member of our board of directors since our inception in May 1996.  Mr. Shipman has over 30 years of experience in the medical industry with various public and private medical suppliers and medical providers. Mr. Shipman received a Bachelor of Science degree in Business Administration from Pepperdine University in Malibu, California and a Masters degree in Public and Health Care Administration from the University of San Francisco in San Francisco, California.

Marcia J. Hein. Ms. Hein has served as our chief financial officer and treasurer, and a member of our board of directors, since July 2008.  Ms. Hein has served as the owner and manager of Marcia J. Hein, CPA, an accounting firm located in Fort Collins, Colorado, since October 2003. Prior to that, Ms. Hein was a partner in Cacciamatta Accountancy Corp., a registered independent public accounting firm located in Irvine, California, from October 1994 to October 2003. Ms. Hein is licensed as a certified public accountant in the states of Colorado and California.  Ms. Hein holds a Bachelor of Science in accounting from Western Kentucky University.

Rafe Cohen. Mr. Cohen has served as a member of our board of directors since July 1998, and served as our treasurer from July 1998 to September 2000.  For the past five years, Mr. Cohen has served as president of Galaxy Theaters.  Mr. Cohen is licensed as a certified public accountant by the state of California.  Mr. Cohen received a Masters Degree in Business Taxation from the University of Southern California in 1976, and a Masters Degree in Finance from the University of California, Los Angeles in 1972.

William C. Lievense. Mr. Lievense has served as a member of our board of directors since October 1996. From 2004 until his retirement in 2009, Mr. Lievense was employed by Triad Hospitals, Inc. as the chief executive officer of its hospital in Jonesboro, Arkansas.  Mr. Lievense was the president and chief executive officer of Columbia/Doctors Hospital of Sarasota, Florida, and its predecessor, Galen Health Care Corporation from 1993 to his retirement in January 2000.  Mr. Lievense has over 25 years of experience in the medical industry, including extensive experience with the operation of hospitals.  Mr. Lievense received a Bachelor of Arts degree in Sociology from Alma College in Alma, Michigan and received a Masters degree in Business Administration from the University of Louisville, Kentucky.

Ronald Cenko. Mr. Cenko has served as a member of our board of directors since October 2008.  Mr. Cenko also has served as vice president and chief financial officer of Siena Health Ventures, a private equity sponsored multi-state provider of outpatient rehabilitation services, since May of 2007.  From July 2006 through May 2007, Mr. Cenko was chief financial officer for Upstream Rehabilitation, Inc, a private equity sponsored multi-state provider of outpatient rehabilitation services.  From March 1996 to July 2006, Mr. Cenko was chief financial officer of Physical Rehabilitation Network, a private equity sponsored regional provider of outpatient rehabilitation services, which was acquired by Upstream Rehabilitation, Inc. in March 2004.  Mr. Cenko is licensed as a certified public accountant in the state of California and is a graduate of the University of Michigan Business School with a BBA in finance and accounting.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

●
Been subject or, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i.	Any federal or state securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

	iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●
Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors

Our board of directors is currently composed of five members. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than three.

Audit Committee

Our board does not currently have an audit committee as the entire board of directors performs the functions of this committee, and this process has been adequate to handle the board audit process to date. The board of directors fulfills its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others; reviewing the systems of internal controls that management and the board of directors have established; appointing, retaining and overseeing the performance of independent accountants; and overseeing our accounting and financial reporting processes and the audits of our financial statements. The board also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and related press releases and, as appropriate, initiates inquiries into aspects of our financial affairs. Our board of directors is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our board of directors is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our board before we enter into them.

The current members of our board of directors are Rod Shipman, Marcia Hein, Rafe Cohen, William Lievense, and Ronald Cenko.  We consider Mr. Cenko to be an audit committee financial expert.  Messers Cohen, Lievense and Cenko meet the definition of “independence” under the NYSE Amex Company Guide.

Nominating Committee

Our board does not currently have a nominating committee as the entire board of directors performs the functions of this committee, and this process has been adequate to handle the board nomination process to date. The volume of matters that currently, and historically have, come before the board of directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making related to the nomination process. Our common stock is not currently listed on any national exchange and we are not required to maintain a nominating committee by any self-regulatory agency.

The board will consider recommendations of nominees from stockholders that are submitted in accordance with the procedures for nominations set forth under the section entitled “Proposals for the Next Annual Meeting” in this Proxy Statement. In addition, such recommendations should be accompanied by the candidate’s name, biographical data and qualifications and a written statement from the individual evidencing his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Other than as stated herein, we do not have a formal policy with respect to consideration of director candidates recommended by stockholders, as the board believes that each candidate, regardless of the source of the recommendation, should be evaluated in light of all relevant facts and circumstances.

Nominees for director are selected on the basis of, among other things, independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our  business environment, ability to devote adequate time and effort to board responsibilities and commitments to other public company boards. Other criteria for director candidates considered by the board include age, diversity, whether the candidate has any conflicts of interest, whether the candidate has the requisite independence and skills for board and committee service under applicable SEC rules, what the candidate’s skills and experience add to the overall competencies of the board, and whether the candidate has any special background relevant to our business.

Compensation Committee

 Our board does not currently have a compensation committee as the entire board of directors performs the functions of this committee, and this process has been adequate to handle the responsibilities relating to the compensation of our directors and officers. The board has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of our company.  The board will establish the compensation level (including base and incentive compensation) of our officers and director compensation including cash payments, equity awards and other benefits.  In addition, our board will administer our stock option plans, including reviewing and granting stock options, with respect to our executive officers and others under any such plan.  Our board is also responsible for producing any report, and reviewing and approving any Compensation Discussion and Analysis and the supporting compensation disclosure materials, required under the federal securities laws to be included in any annual report on Form 10-K or proxy statement filed with the SEC.  In January 2009, the board of directors engaged an independent compensation consulting firm, Pure Compensation, LLC, to advise the committee on matters of executive and director compensation.  Prior to January 2009, all of our directors participated in the discussion and decisions concerning management compensation.

Recommendation of Nominees to the Board

There were no changes to the procedures by which our stockholders may recommend nominees to our board of directors.

Diversity

Our Board of Directors does not currently consider diversity in identifying director nominees, and we do not currently have a policy regarding diversity on the Board.

Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and certain of our officers, as well as persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports with the SEC. During the fiscal year ended December 31, 2010, based solely on a review of such materials as are required by the SEC, no Reporting Persons failed to timely file with the SEC any form or report required to be so filed pursuant to Section 16(a) of the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to the principal executive officer and principal financial and accounting officer. We will provide to any person without charge, upon request, a copy of our code of ethics. Requests may be directed to our executive offices at 5348 Vegas Drive, #89, Las Vegas, Nevada 89108; Attention: Investor Relations.

  EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2009, 2008, and 2007 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)			Bonus ($)	Stock Awards ($)			Option Awards ($)(1)		Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Comp- ensation ($)	Total ($)
Rod A. Shipman, CEO	2009	337,473	(2)		―	―			―		―	―	―	337,473
	2008	689,935	(3)		―	―			7,351,666	(10)	―	―	―	8,041,601
	2007	685,935	(4)		__	__			11,532		__	__	__	701,467
Marcia Hein, CFO (11)	2009	60,000	(5)	(6)	―	73,000	(7)	(8)	―		―	―	―	133,000
	2008	30,000	(6)		―	30,000	(7)		126,961	(9)	―	―	―	186,961

(1)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2009 and 2008, in accordance with generally accepted accounting principles.  Assumptions used in the calculation of this amount are included in footnote (1) to our audited financial statements for the fiscal years ended December 31, 2009 and 2008.

(2)
Of the $337,473 in salary for 2009, $119,266 was paid in cash, and $218,207 was accrued as of December 31, 2009.  Mr. Shipman was personally responsible for the payment of and not entitled to seek reimbursement from CPC for any travel, entertainment, or other business expenses he incurred in connection with the performance of his duties on behalf of CPC.  In addition, during the reported periods, Mr. Shipman received no benefits from us and paid all routine office expenses, including postage, courier, phone and supplies without reimbursement from us.

(3)
Of the $689,935 in salary earned in 2008, $151,565 was paid via offset against the exercise price payable by Mr. Shipman on his option exercises during 2008, $344,966 was forgiven by Mr. Shipman, $20,920 was paid in cash, and $172,484 was accrued as of December 31, 2008.  The amount accrued at December 31, 2008 was paid in the first quarter of 2009.  Mr. Shipman was personally responsible for the payment of and not entitled to seek reimbursement from CPC for any travel, entertainment, or other business expenses he incurred in connection with the performance of his duties on behalf of CPC.  In addition, during the reported periods, Mr. Shipman received no benefits from us and paid all routine office expenses, including postage, courier, phone and supplies without reimbursement from us.

(4)
Of the $627,213 in salary earned in 2006, $302,126 was paid via offset against the exercise price payable by Mr. Shipman on his option exercises during 2006, $168,283 was paid in cash, and $156,804 was accrued as of December 31, 2006, but paid in 2007.

(5)	Of the $60,000 in salary earned in 2009, $15,000 was paid in cash, and $45,000 was accrued as of December 31, 2009.

(6)
Ms. Hein was personally responsible for the payment of and not entitled to seek reimbursement from CPC for any travel, entertainment, or other business expenses she incurred in connection with the performance of her duties on behalf of CPC.  In addition, during the reported periods, Ms. Hein received no benefits from us and paid all routine office expenses, including postage, courier, phone and supplies without reimbursement from us.

(7)
Pursuant to her employment agreement, Ms. Hein was granted 30,000 shares of our Series E Preferred Stock, of which 10,000 shares vested ($60,000) in 2009 and 5,000 shares vested ($30,000) in 2008 and the balance will be issued in 30 equal monthly installments, subject to Ms. Hein’s continued employment.

(8)	In May 2009, Ms. Hein was granted 2,167 shares of our Series E Preferred Stock for total compensation of $13,000.

(9)
In October 2008, Ms. Hein was granted options to purchase 50,000 shares of common stock which have an exercise price of $4.45 per share and which vest and became exercisable immediately and expire October 8, 2013.

(10)
In April 2008, Mr. Shipman was granted options to purchase 1,607,565 shares of common stock which have an exercise price of $7.90 per share and which vest and became exercisable immediately and expire April 25, 2013. In 2009, Mr. Shipman voluntarily cancelled 1,469,194 of these options

(11)	Ms. Hein was hired as the Chief Financial Officer on July 1, 2008

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rod A. Shipman	100,000(1)	0	0	$7.90	4/24/13	N/A	N/A	N/A	N/A
Marcia Hein	50,000(2)	0	0	$4.45	10/08/13	N/A	N/A	N/A	N/A

(1)
On April 25, 2008, we granted Mr. Shipman options to purchase 1,607,565 shares of common stock which vest and became exercisable immediately.  The exercise price was $7.90 and the options expire April 24, 2013.  Mr. Shipman exercised 38,371 of these shares in lieu of salary in 2008, and cancelled 1,469,194 of the options in 2009.

(2)	On October 8, 2008, we granted Ms. Hein options to purchase 50,000 shares of common which vest and became exercisable immediately.

Option/SAR Grants in Fiscal Year 2009

We did not grant any stock options during the fiscal year ended December 31, 2009. We did not grant any stock appreciation rights (“SARs”) during the fiscal year ended December 31, 2009.

There were no exercises of options for the fiscal year ended December 31, 2009, and we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer. [company confirm]

Employment Agreements

The following are summaries of our employment agreements with our executive officers.

Employment agreement - CEO
In April 1998, the Company entered into a ten-year employment agreement with its CEO. The agreement provided for a base salary of $10,000 per month beginning May 1998. In December 1998, the CEO elected to contribute his accrued salary of $80,000 to the Company.  The agreement was amended in April 1999 to provide for increases in compensation based on increases in the consumer price index in the preceding year.  Base monthly compensation was $18,333 in 2001 and $19,250 in 2002.  In 2003, the agreement was amended; accordingly, base monthly compensation was $31,797 plus a bonus of $175,000.  For 2004, base monthly compensation was $30,323, plus a cash bonus of $58,344 and 275,000 in stock options (see note 2). The agreement was amended again in 2005 to provide for increases in annual compensation as follows: to $570,194 effective as of January 1, 2005; to $627,213 effective as of January 1, 2006; and to $698,934 effective as of January 1, 2007.  The 2005 amendment also required the CEO to be personally responsible for travel, entertainment or other business expenses incurred by the CEO in connection with the performance of his duties on behalf of the Company.  The expiration date for this agreement was April 23, 2009, subject to automatic renewals for additional five year periods unless either party elects not to renew the agreement.  Since neither party elected not to renew the agreement, this employment agreement was renewed on April 23, 2009 for an additional five years.  The new expiration date is April 23, 2014.  The Company has not made timely payments to its CEO.  Due to this breach of the agreement by the Company, the CEO has agreed to, but not finalized, a salary of $175,000 plus expenses, benefits, and reimbursement of related Company expenses effective April 23, 2009.  In the fourth quarter of 2009, the Company’s CEO forgave $352,462 in salary in 2009 to make his salary of $175,000 effective as of April 23, 2009.

In addition, options to purchase 2,000,000 shares of common stock at $2.50 per share were granted under the April 1998 agreement.  The options vest and become exercisable in ten equal installments of 200,000 shares each year starting at the grant date.  The unexercised options of 1,282,565 expired on April 22, 2008.

Employment agreement - CFO
Effective July 1, 2008, the Company entered into a three year employment agreement with its CFO.  The agreement provides for a base salary of $5,000 per month beginning July 2008.  In addition the Company shall issue to the CFO 30,000 shares of the Company’s Series E Preferred Stock to vest ratably over the term of the agreement.  The agreement also requires the CFO to be personally responsible for travel, entertainment or other business expenses incurred by the CFO in connection with the performance of her duties on behalf of the Company.  The Company has not made timely payments to its CFO.  Due to this breach of contract by the Company, the CFO has agreed to an amendment of this employment agreement.  Effective January 1, 2010, base salary will be $10,000 per month plus expenses, benefits and reimbursement of related Company expenses.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)		All Other Comp- ensation ($)		Total ($)

Rafe Cohen	$15,000	$	―	$	―	$	―	$	―	$	―	$15,000

William Lievense	$15,000	$	―	$	―	$	―	$	―	$	―	$15,000

Ronald Cenko	$15,000	$	―	$	―	$	―	$	―	$	―	$15,000

Marcia Hein	$15,000	$	―	$	―	$	―	$	―	$	―	$15,000

Prior to March 2009, we did not pay any regular fees to our independent directors, however in January 2009 the compensation committee of our board of directors engaged an independent compensation consulting firm, Pure Compensation, LLC, to advise the committee on matters of executive and director compensation.  In March 2009, our compensation committee recommended to our full board of directors, based on the analysis and input of Pure Compensation, LLC, that each independent director by be paid an annual fee of $10,000,  with an additional annual fee of $2,000 payable to each of our committee chairpersons at that time.  All independent directors also receive reimbursement for all out of pocket expenses incurred with their attendance of board and committee meetings.  Mr. Shipman rejected his $12,000 in compensation and asked that it be divided equally among the remaining directors.  Each director agreed to receive his or her compensation in our Series E preferred stock; consequently Mr. Cohen and Mr. Cenko received 2,500 shares of Series E Preferred Stock each and Mr. Lievense and Ms. Hein received 2,167 shares of Series E Preferred Stock each.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock, as of April 2, 2010, by:

●	All of our directors and executive officers, individually;

●	All of our directors and executive officers, as a group; and

●	All persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 10,149,838 shares of our common stock outstanding as of February 14, 2011, according to the record ownership listings as of that date, the beneficial ownership reports filed by 5% beneficial owners with the SEC and the verifications we solicited and received from each director and executive officer. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of February 14, 2011, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the address of the following persons listed below is c/o CPC of America, 5348 Vegas Drive, #89, Las Vegas, Nevada 89108.

Name of Director, Executive Officer or Nominee	Shares(1)			Percentage
Rod A. Shipman	986,832	(2)		9.6%
Rafe Cohen	80,455	(3	)(4)	1.2%
William C. Lievense	119,727	(4	)(5)	1.2%
Marcia Hein	92,909	(4	)(6)	*
Ronald Cenko	55,455	(3	)(4)	*

All directors and executive officers as a group (5 persons)	1,372,377			13.1%
* Less than one percent

Name and Address of 5% Holder
CTM Group, Inc.	3,169,940	(7)	27.1%
1350 East Flamingo, #800
Las Vegas, Nevada 89119

(1)	Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.

(2)	Includes options to purchase 100,000 shares of common stock

(3)
Includes 5,455 shares of common stock issuable upon conversion of 2,500 shares of Series E Preferred Stock beneficially owned as of February 14, 2011.  The Series E Preferred Stock was issued for service on the Board of Directors.

(4)	Includes options to purchase 50,000 shares of common stock.

(5)
Includes 4,727 shares of common stock issuable upon conversion of 2,167 shares of Series E Preferred Stock beneficially owned as of February 14, 2011.  The Series E Preferred Stock was issued for service on the Board of Directors.

(6)
Includes 42,909 shares of common stock issuable upon conversion of 19,667 shares of Series E Preferred Stock beneficially owned by Ms. Hein as of February 14, 2011.  Pursuant to her employment agreement, Ms. Hein was granted 30,000 shares of our Series E Preferred Stock, of which 5,000 shares vested upon the execution of the employment agreement and the balance will be issued in 30 equal monthly installments, subject to Ms. Hein’s continued employment.  As of February 14, 2011, 17,500 of these shares had vested. In addition, Ms. Hein received 2,167 shares of Series E Preferred Stock in 2009 for service on the Board of Directors.

(7)
Includes options to purchase 1,553,907 shares of common stock at $7.90 which expire on or before April 23, 2013.  Exercise of all these options for cash would create $12,275,865 of capital to the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CTM Agreements

In 1998, we entered into a consulting agreement with CTM Group, Inc.  Under the consulting agreement, CTM Group, Inc., was to provide strategic planning services to our company.  Mr. Paul Shabty is the key consultant from the CTM Group, Inc. who provides these consulting services. Mr. Shabty is the co-inventor of our CPCA 2000 counterpulsation device and was primarily responsible for the development of the mechanical and electrical features of the device. Mr. Shabty was responsible for identifying the opportunity to acquire the technology underlying our MedClose device and was primarily responsible for the negotiation and acquisition of the technology in 1993. Following the acquisition of the MedClose technology, Mr. Shabty played a key role in the development of the MedClose technology, including the design and engineering of the MedClose device, the development of additional applications of the technology outside of vascular closure and interfacing with our contract research and development firm, BioMed Research, Inc., concerning animal testing and clinical trials. Mr. Shabty is named as the co-inventor, along with our chief executive officer, Rod Shipman, on two patent applications relating to the MedClose device.

Mr. Shabty is a founder of our company and served as our president, treasurer and chairman of the board from April 1996 to January 1997.  Mr. Shabty was a member of the Board of Trustees of Columbia/Doctors Hospital of Sarasota, Florida. He is a former director of TD Technologies, Inc., a private engineering and software company, and Advanced Technologies Management Corporation, a medical software and management company. Mr. Shabty has been involved in the medical and manufacturing industries since 1970. He was the founder, chairman of the board and chief executive officer of Medical Clinic Unlimited, Inc., which specialized in both the provision of outpatient dialysis services and the manufacturing of medical devices, equipment and supplies. From October 1993 to September 1994, Mr. Shabty served as executive vice president of U.S. Diagnostic Labs, Inc., a physician practice management provider specializing in diagnostic imaging centers. Mr. Shabty received a Bachelor of Arts degree in Accounting from the University of Tel Aviv.

Pursuant to the consulting agreement, we made payments to CTM Group amounting to $216,559 in 2009 and $689,937 in 2008. We also sublease warehouse space in Sarasota, Florida from CTM Group and paid CTM Group lease payments of $15,732 in 2009 and $14,280 in 2008.  Of these amounts payable, CTM Group declined to take a cash payment and instead applied to the exercise of outstanding options to all consulting and rent expenses in 2009 and 2008.  The CTM Group consulting agreement expired by its terms on April 23, 2008, and will not be extended.  After the expiration of the consulting agreement, there will be no further consulting arrangement between us and CTM Group or Mr. Shabty.

In July 2000, our board of directors approved, and caused our subsidiary, Med Enclosure LLC, to award, bonuses to our chief executive officer, Rod A. Shipman and CTM Group, Inc in the form of a royalty on the net sale of products of Med Enclosure derived from two of its three patents. Under the original royalty agreements, Mr. Shipman and CTM Group were to each receive a royalty in the amount of three-quarters of one percent (.75%) on all net sales of products subject to the royalty agreement. In July 2001, our board of directors approved amendments to the royalty agreements increasing the royalties payable to Mr. Shipman and CTM Group to one and one-half percent (1.5%) on all net sales. In October 2004, our board of directors approved further amendments to the royalty agreements with Mr. Shipman and CTM Group. Pursuant to those amendments, in the event of a change in control of either Med Enclosure or CPC of America, Med Enclosure shall be obligated to pay Mr. Shipman and CTM Group each minimum royalty payments of $4,000,000 per year. CTM Group beneficially owns approximately 31.8% of our outstanding common shares.  In May 2008, each of Rod Shipman and CTM Group cancelled their royalty agreements with Med Enclosure.  In exchange, we granted Mr. Shipman and CTM Group options to purchase 1,607,565 and 1,583,311 shares of our common stock respectively.  The options are exercisable immediately at an exercise price of $7.90 per share, and the options expire on April 24, 2013.  At the same time, Mr. Shipman also cancelled previously granted options to purchase 275,000 shares of common stock at $29.12 per share and 50,000 shares of common stock at $30.00 per share.  Mr. Shipman exercised 38,371 of these options in lieu of salary in 2008, cancelled  1,469,194 options in 2009, and the remaining 100,000 options are outstanding.  Mr. Shabty exercised 29,404 of these options in lieu of consulting fees and rent in 2009 and the remaining 1,553,907 options remain outstanding.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws. This description is only a summary. The reader should also refer to our articles of incorporation and bylaws that have been incorporated by reference or filed with the SEC as exhibits.

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0005 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. We have 271,721 shares of Series C preferred stock outstanding, 594,342 shares of Series D preferred stock outstanding and 399,037 shares of Series E convertible preferred stock outstanding as of September 30, 2010.

Common Stock

All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of our surplus or net profits legally available therefor, equally, on a share for share basis. We do not anticipate paying dividends in the near future. In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions.

Preferred Stock

The Board is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designations for the Series A Preferred Stock (“Series A Certificate”) and is qualified in its entirety by reference to the Series A Certificate, which is attached as Exhibit 4.2 to our Quarterly Report on Form 10-QSB filed May 17, 1999.

Ranking

The Series A Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Company.

Dividends

The holders of shares of Series A Preferred Stock shall be entitled to receive dividends at 5% of $8.50 per share of Series A Preferred Stock (the “Liquidation Preference”) per share per year, payable annually (“Dividends”), when, as, and if declared by the Board of Directors of the Company. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 1999 and on December 31 of each year thereafter, to holders of record on such date. At the option of the holder, the Dividends shall be payable in cash in arrears (“Cash Dividend”) or in shares of Series A Preferred Stock at the rate of one share of Series A Preferred Stock per accrued Dividends in the amount of the then effective Conversion Price (“Preferred Stock Dividend”). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of junior stock. No fractional shares of Series A Preferred Stock will be issued in connection with the payment of Preferred Stock Dividends.

“Conversion Price” means $8.50 per share of Series A Preferred Stock, provided, however, on December 31, 1999 (the “Maturity Date”), the “Initial Conversion Price” (defined as $8.50 per share of Series A Preferred Stock) then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last sale price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $6.38 per share.

In addition to the Dividend, if any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and Series A Preferred Stock. The holders of Series A Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

Voting Rights

The holders of shares of Series A Preferred Stock shall have no voting rights, except for as provided in the Series A Certificate.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of senior stock or parity stock or any additional shares of Series A Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series A Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of junior stock may be made, the holder of each share of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends.

If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Company.

Conversion Rights

The outstanding shares of Series A Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Initial Conversion Price, subject to adjustment.

The number of shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price in effect at the time and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series A Preferred Stock to be converted.

If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Initial Conversion Price, Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Initial Conversion Price and Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series A Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Initial Conversion Price, Conversion Price and Liquidation Preference shall be adjusted to the Initial Conversion Price, Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Initial Conversion Price and Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

Redemption Rights

At any time commencing upon the Maturity Date, the Company shall have the right to redeem for cash out of funds legally available therefor, each share of Series A Preferred Stock. Redemptions shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable on each share of Series A Preferred Stock to be redeemed.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designations for the Series B Preferred Stock (“Series B Certificate”) and is qualified in its entirety by reference to the Series B Certificate, which is attached as Exhibit 4.1 to our Quarterly Report on Form 10-QSB filed November 14, 2001.

Ranking

The Series B Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Company, except to the Series A Preferred Stock.

Dividends

The holders of shares of Series B Preferred Stock shall be entitled to receive dividends at 5% of $8.75 per share of Series B Preferred Stock (the “Liquidation Preference”) per share per year, payable annually (“Dividends”), when, as, and if declared by the Board of Directors of the Company. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2000 and on December 31 of each year thereafter, to holders of record on such date. At the option of the holder, the Dividends shall be payable in cash in arrears (“Cash Dividend”) or in shares of Series B Preferred Stock at the rate of one share of Series B Preferred Stock per accrued Dividends in the amount of the then effective Conversion Price (“Preferred Stock Dividend”). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of junior stock. No fractional shares of Series B Preferred Stock will be issued in connection with the payment of Preferred Stock Dividends.

“Conversion Price” means $8.75 per share of Series B Preferred Stock, provided, however, on June 30, 2001 (the “Maturity Date”), the “Initial Conversion Price” (defined as $8.75 per share of Series B Preferred Stock) then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last sale price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $6.56 per share.

In addition to the Dividend, if any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and Series B Preferred Stock. The holders of Series B Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible.

Voting Rights

The holders of shares of Series B Preferred Stock shall have no voting rights, except for as provided in the Series B Certificate.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series B Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of senior stock or parity stock or any additional shares of Series B Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series B Preferred Stock, alter or change the powers, preferences or rights of the shares of Series B Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series B Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of junior stock may be made, the holder of each share of Series B Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends.

If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Company.

Conversion Rights

The outstanding shares of Series B Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment.

The number of shares of Common Stock to be issued upon conversion of shares of Series B Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price in effect at the time and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series B Preferred Stock to be converted.

If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series B Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price and Liquidation Preference shall be adjusted to the Initial Conversion Price, Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, then each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series B Preferred Stock.

Redemption Rights

At any time commencing upon the Maturity Date, the Company shall have the right to redeem for cash out of funds legally available therefor, each share of Series B Preferred Stock. Redemptions shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable on each share of Series B Preferred Stock to be redeemed.

Series C Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designations for the Series C Preferred Stock (“Series C Certificate”) and is qualified in its entirety by reference to the Series C Certificate, which is attached as Exhibit 4.2 to our Quarterly Report on Form 10-QSB filed November 14, 2001.

Ranking

The Series C Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Company except to the Series A Preferred Stock and Series B Preferred Stock.

Dividends

The holders of shares of Series C Preferred Stock shall be entitled to receive dividends at 5% of $8.90 per share of Series C Preferred Stock (the “Liquidation Preference”) per share per year, payable annually (“Dividends”), when, as, and if declared by the Board of Directors of the Company. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2001 and on December 31 of each year thereafter, to holders of record on such date. At the option of the holder, the Dividends shall be payable in cash in arrears (“Cash Dividend”) or in shares of Common Stock at the rate of one share of Common Stock per accrued Dividends in the amount of the then effective Conversion Price (“Stock Dividend”). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of junior stock. No fractional shares of Common Preferred Stock will be issued in connection with the payment of Stock Dividends.

“Conversion Price” means $8.90 per share of Series C Preferred Stock, provided, however, on June 30, 2002 (the “Maturity Date”), the “Initial Conversion Price” (defined as $8.90 per share of Series C Preferred Stock) then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last ask price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $6.68 per share.

In addition to the Dividend, if any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and Series C Preferred Stock. The holders of Series C Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible.

Voting Rights

The holders of shares of Series C Preferred Stock shall have no voting rights, except for as provided in the Series C Certificate.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series C Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of senior stock or parity stock or any additional shares of Series C Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series C Preferred Stock, alter or change the powers, preferences or rights of the shares of Series C Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series C Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of junior stock may be made, the holder of each share of Series C Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends.

If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series C Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Company.

Conversion Rights

The outstanding shares of Series C Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment.

The number of shares of Common Stock to be issued upon conversion of shares of Series C Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price in effect at the time and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series C Preferred Stock to be converted.

If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series C Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price and Liquidation Preference shall be adjusted to the Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, then each share of Series C Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series C Preferred Stock.

Redemption Rights

At any time commencing upon the Maturity Date, the Company shall have the right to redeem for cash out of funds legally available therefor, each share of Series C Preferred Stock. Redemptions shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable on each share of Series C Preferred Stock to be redeemed.

Series D Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designations for the Series D Preferred Stock (“Series D Certificate”) and is qualified in its entirety by reference to the Series D Certificate, which is attached as Exhibit 4.5 to our Annual Report on Form 10-KSB filed March 31, 2003.

Ranking

The Series D Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Company except to the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock.

Dividends

The holders of shares of Series D Preferred Stock shall be entitled to receive dividends at 5% of $9.15 per share of Series D Preferred Stock (the “Liquidation Preference”) per share per year, payable annually (“Dividends”), when, as, and if declared by the Board of Directors of the Company. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2002 and on December 31 of each year thereafter, to holders of record on such date. At the option of the holder, the Dividends shall be payable in cash in arrears (“Cash Dividend”) or in shares of Common Stock at the rate of one share of Common Stock per accrued Dividends in the amount of the then effective Conversion Price (“Stock Dividend”). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of junior stock. No fractional shares of Common Preferred Stock will be issued in connection with the payment of Stock Dividends.

“Conversion Price” means $9.15 per share of Series D Preferred Stock, provided, however, on June 30, 2003 (the “Maturity Date”), the “Initial Conversion Price” (defined as $9.15 per share of Series D Preferred Stock) then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last ask price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $6.86 per share.

In addition to the Dividend, if any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and Series D Preferred Stock. The holders of Series D Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible.

Voting Rights

The holders of shares of Series D Preferred Stock shall have no voting rights, except for as provided in the Series D Certificate.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series D Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of senior stock or parity stock or any additional shares of Series D Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series D Preferred Stock, alter or change the powers, preferences or rights of the shares of Series D Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series D Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of junior stock may be made, the holder of each share of Series D Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends.

If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series D Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series D Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Company.

Conversion Rights

The outstanding shares of Series D Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment.

The number of shares of Common Stock to be issued upon conversion of shares of Series D Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price in effect at the time and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series D Preferred Stock to be converted.

If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series D Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price and Liquidation Preference shall be adjusted to the Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, then each share of Series D Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series D Preferred Stock.

Redemption Rights

At any time commencing upon the Maturity Date, the Company shall have the right to redeem for cash out of funds legally available therefor, each share of Series D Preferred Stock. Redemptions shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable on each share of Series D Preferred Stock to be redeemed.

Series E Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designations for the Series E Preferred Stock (“Series E Certificate”) and is qualified in its entirety by reference to the Series E Certificate, which is attached as Exhibit 4.6 to our Annual Report on Form 10-K filed March 17, 2008, Exhibit 3.1 to our Current Report filed June 16, 2009, and Exhibit 3.1 to our Current Report on Form 8-K filed July 28, 2009.

Ranking

The Series E Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Company except to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

Dividends

The holders of shares of Series E Preferred Stock shall be entitled to receive dividends at 10% of $6.00 per share of Series E Preferred Stock (the “Liquidation Preference”) per share per year, payable annually (“Dividends”), when, as, and if declared by the Board of Directors of the Company. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2008 and on December 31 of each year thereafter, to holders of record on such date. At the option of the holder, the Dividends shall be payable in cash in arrears (“Cash Dividend”) or in shares of Common Stock at the rate of one share of Common Stock per accrued Dividends in the amount of the then effective Conversion Price (“Stock Dividend”). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of junior stock. If holder makes a request for payment of a dividend accrued and payable, the Company shall, at its option, pay the dividend in cash or shares of Common Stock. No fractional shares of Common Preferred Stock will be issued in connection with the payment of Stock Dividends.

“Conversion Price” means $4.50 per share of Series E Preferred Stock, provided, however, on August 31, 2008 (the “Maturity Date”), the “Initial Conversion Price” (defined as $4.50 per share of Series E Preferred Stock) then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last ask price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $4.50 per share, provided that the Conversion Price is not lower than $3.92.

In addition to the Dividend, if any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and Series E Preferred Stock. The holders of Series E Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Company entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock are then convertible.

Voting Rights

The holders of shares of Series E Preferred Stock shall have no voting rights, except for as provided in the Series E Certificate.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series E Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of senior stock or parity stock or any additional shares of Series E Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series E Preferred Stock, alter or change the powers, preferences or rights of the shares of Series E Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series E Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of junior stock may be made, the holder of each share of Series E Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends.

If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series E Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Company.

Conversion Rights

The outstanding shares of Series E Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment.

The number of shares of Common Stock to be issued upon conversion of shares of Series E Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price in effect at the time and the denominator of which is the Conversion Price in effect at that time and (Y) is the number of shares of Series E Preferred Stock to be converted.

If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series E Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price and Liquidation Preference shall be adjusted to the Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, then each share of Series E Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series E Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series E Preferred Stock.

Redemption Rights

At any time commencing upon the Maturity Date, the Company shall have the right to redeem for cash out of funds legally available therefor, each share of Series E Preferred Stock. Redemptions shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable on each share of Series E Preferred Stock to be redeemed.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our shares of common stock are quoted trading on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol “CPCF.” The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years, as reported by the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

2008	High	Low
First Quarter	$8.90	$4.00
Second Quarter	$9.75	$7.25
Third Quarter	$8.50	$5.50
Fourth Quarter	$6.00	$2.05

2009	High	Low
First Quarter	$4.75	$1.91
Second Quarter	$4.50	$1.80
Third Quarter	$1.80	$2.95
Fourth Quarter	$0.77	$2.15

2010	High	Low
First Quarter	$1.10	$0.55
Second Quarter	$0.85	$0.30
Third Quarter	$0.45	$0.29
Fourth Quarter	$0.69	$0.25

The last reported closing sales price for shares of our common stock was $0.30 per share on the OTC Bulletin Board on February 11, 2011.

Holders

As of February 11, 2011, we had approximately 1,547 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent.

Transfer Agent

Our transfer agent is Computershare, Inc. located at 350 Indiana Street, Suite 800, Golden, Colorado 80401, and their telephone number is (303) 262-0603.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business. Pursuant to our certificates of designations, holders of shares of our Series C preferred stock and Series D preferred stock are entitled to dividends at a rate of 10% per annum, payable at our option, in cash or common stock. Dividends on preferred stock are only payable at the time the preferred shares are converted into shares of common stock.  The declaration and payment of dividends is within the discretion of our Board of Directors and will depend, among other factors, on results of operations, capital requirements and general business conditions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 78(1)(2)(3) & (4) of the Nevada Revised Statutes (the "NRS") permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-laws allows us to indemnify and hold harmless our directors and officers from any liability or damage incurred by them as a result of the performance of their duties to us within the scope of their authority, or because of their position as our officers and directors, to the maximum extent permitted by and subject to the limitations of applicable state and federal law. We are also authorized to enter into separate indemnification agreements with its officers and directors in accordance with any resolution duly adopted by our Board of Directors.

Our By-laws, Article VI Section 7, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Nevada law would permit indemnification.

  ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov.

CPC of America, Inc.
  Index to Consolidated Financial Statements

Page

Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	F-2

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2010 and 2009 and cumulative from inception (April 11, 1996) to September 30, 2010	F-3

Condensed Consolidated Statements of Shareholders' Equity (Deficit) from inception (April 11, 1996) to September 30, 2010	F-4

Condensed Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2010 and 2009 and cumulative from inception (April 11, 1996) to September 30, 2010	F-8

Notes to Condensed Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2010 and 2009	F-10

Report of Independent Registered Public Accounting Firm, dated April 15, 2010	F-16

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-17

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and cumulative from inception (April 11, 1996) to December 31, 2009	F-18

Consolidated Statements of Changes in Shareholders’ Equity (Deficit) from inception (April 11, 1996) to December 31, 2009	F-19

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and cumulative from inception (April 11, 1996) to December 31, 2009	F-25

Notes to Consolidated Financial Statements for the Years Ended December 31, 2009 and 2008	F-27

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

		December 31,
	September 30,	2009
	2010	(Audited)
ASSETS

Current assets
Cash and equivalents	$28,326	$5,583
Prepaid expenses	56,046	93,933

Total current assets	84,372	99,516

Patents, net of accumulated amortization	196,507	230,647
Trademarks, net of accumulated amortization	376	688

TOTAL ASSETS	$281,255	$330,851

LIABILITIES & SHAREHOLDERS' DEFICIT

Current liabilities
Loan from officer	$-	$47,717
Accounts payable	248,880	343,977
Accrued payroll and related taxes	506,517	291,808
Accrued directors' compensation	25,000	-
Interest payable	60,150	-
Accrued dividends payable	3,631,763	3,326,077

Total current liabilities	4,472,310	4,009,579

Long term debt - convertible notes, net of $27,365 discount and $138,694 premium	561,546	-

Total liabilities	5,033,856	4,009,579

Shareholders' deficit
Convertible preferred stock, 5,000,000 shares authorized, $.001 par value,
Series C - 271,721 shares issued and outstanding at September 30, 2010
and December 31, 2009	272	272
Series D - 594,342 shares issued and outstanding at September 30, 2010
and December 31, 2009	594	594
Series E - 399,037 and 590,537 shares issued and outstanding at September 30, 2010
and December 31, 2009	399	590
Common stock, 20,000,000 shares authorized, $.0005 par value, 10,028,216 and
9,537,051 shares issued and outstanding at September 30, 2010 and December 31, 2009	5,015	4,769
Additional paid in capital - preferred	14,966,171	16,622,353
Additional paid in capital - common	31,979,726	30,578,607
Deficit accumulated during the development stage	(51,704,778)	(50,885,913)

Total shareholders' deficit	(4,752,601)	(3,678,728)

TOTAL LIABILITIES & SHAREHOLDERS' DEFICIT	$281,255	$330,851

The accompanying notes are an integral part of these condensed financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

					Cumulative
					from inception
	Three Months Ended		Nine Months Ended		(April 11, 1996)
	September 30,		September 30,		to Sept. 30,
	2010	2009	2010	2009	2010

Costs and expenses
Research and development - related party	$-	$-	$-	$173,247	$10,016,111
Research and development - other	46,888	193,265	140,771	1,450,106	13,487,121
	46,888	193,265	140,771	1,623,353	23,503,232
General and administrative - related party	-	3,933	-	55,111	1,781,577
General and administrative - other	85,573	139,885	455,938	905,505	18,057,537
	85,573	143,818	455,938	960,616	19,839,114

Operating Loss	(132,461)	(337,083)	(596,709)	(2,583,969)	(43,342,346)

Other income (expense)
Interest expense	(28,041)	-	(64,743)	-	(73,697)
Interest income	-	-	-	2,496	332,588
Loss on extinguishment of debt	(157,413)	-	(157,413)	-	(157,413)
Increase in cash surrender value of insurance	-	-	-	-	790,910
	(185,454)	-	(222,156)	2,496	892,388

Net Loss	$(317,915)	$(337,083)	$(818,865)	$(2,581,473)	$(42,449,958)

Loss Per share calculation:
Net Loss	$(317,915)	$(337,083)	$(818,865)	$(2,581,473)
Beneficial conversion feature	(31,959)	-	(31,959)	(2,464,167)
Preferred dividend	(157,587)	(185,795)	(507,373)	(559,253)
Numerator	$(507,461)	$(522,878)	$(1,358,197)	$(5,604,893)

Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.14)	$(0.59)

Basic and diluted weighted average number
of common shares outstanding - denominator	10,028,216	9,487,820	9,814,617	9,466,923

Maximum number of common shares (not included in denominator of diluted loss per share calculation due to their anti-dilutive nature) attributable to exercise/conversion of:
Outstanding options			1,853,907	3,748,101
Preferred stock			2,340,771	2,752,981

The accompanying notes are an integral part of these condensed financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to September 30, 2010

										Deficit
	Preferred Stock				Common Stock			Additional	Additional	Accumulated	Total
	Series A		Series B				Stock	Paid-in	Paid-in	During the	Shareholders'
	Number		Number		Number		Option	Capital-	Capital-	Development	Equity
	of Shares	Total	of Shares	Total	of Shares	Total	Costs	Common	Preferred	Stage	(Deficit)
Initial capitalization	-	$-	-	$-	2,400,000	$1,200	$-	$-	$-	$-	$1,200
Issuance of common stock for a note	-	-	-	-	300,000	150	-	-	-	-	150
Issuance of common stock for cash	-	-	-	-	100,000	50	-	4,950	-	-	5,000
Issuance of common stock for services	-	-	-	-	764,000	382	-	37,818	-	-	38,200
Net loss for 1996	-	-	-	-	-	-	-	-	-	(59,079)	(59,079)
Balance, December 31, 1996	-	-	-	-	3,564,000	1,782	-	42,768	-	(59,079)	(14,529)
Exercise of options	-	-	-	-	26,666	13	-	29,987	-	-	30,000
Issuance of common stock for cash and
conversion of note payable ($77,000)	-	-	-	-	640,000	320	-	927,680	-	-	928,000
Net loss for 1997	-	-	-	-	-	-	-	-	-	(457,829)	(457,829)
Balance, December 31, 1997	-	-	-	-	4,230,666	2,115	-	1,000,435	-	(516,908)	485,642
Exercise of options	-	-	-	-	57,000	29	-	114,971	-	-	115,000
Issuance of common stock for cash	-	-	-	-	40,000	20	-	57,980	-	-	58,000
Issuance of preferred stock for cash	8,824	9	-	-	-	-	-	-	74,991	-	75,000
Valuation of beneficial conversion
feature on Series A Preferred	-	-	-	-	-	-	-	-	25,000	(25,000)	-
Contribution of officer's salary	-	-	-	-	-	-	-	80,000	-	-	80,000
Net loss for 1998	-	-	-	-	-	-	-	-	-	(640,580)	(640,580)
Balance, December 31, 1998	8,824	9	-	-	4,327,666	2,164	-	1,253,386	99,991	(1,182,488)	173,062
Exercise of warrants	-	-	-	-	209,490	105	-	366,503	-	-	366,608
Exercise of options	-	-	-	-	146,904	73	-	177,289	-	-	177,362
Issuance of preferred stock for cash	70,469	70	-	-	-	-	-	-	598,930	-	599,000
Preferred stock dividend	-	-	-	-	-	-	-	-	(25,725)	-	(25,725)
Valuation of beneficial conversion
feature on Series A Preferred	-	-	-	-	-	-	-	-	199,486	(199,486)	-
Repurchase of common shares	-	-	-	-	(560,000)	(280)	-	-	-		(280)
Net loss for 1999	-	-	-	-	-	-	-	-	-	(1,329,328)	(1,329,328)
Balance, December 31, 1999	79,293	$79	-	$-	4,124,060	$2,062	$-	$1,797,178	$872,682	$(2,711,302)	$(39,301)

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Shareholders' Equity (Deficit) (continued)
From inception (April 11, 1996) to September 30, 2010

														Deficit
	Preferred Stock								Common Stock			Additional	Additional	Accumulated	Total
	Series A		Series B		Series C		Series D				Stock	Paid-in	Paid-in	During the	Shareholders'
	Number		Number		Number		Number		Number		Option	Capital-	Capital-	Development	Equity
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Costs	Common	Preferred	Stage	(Deficit)

Balance, December 31, 1999	79,293	$79	-	$-	-	$-	-	$-	4,124,060	$2,062	$-	$1,797,178	$872,682	$(2,711,302)	$(39,301)
Exercise of warrants	-	-	-	-	-	-	-	-	365,500	183	-	639,442	-	-	639,625
Exercise of options	-	-	-	-	-	-	-	-	223,832	113	-	258,528	-	-	258,641
Issuance of preferred stock for cash	-	-	71,429	71	-	-	-	-	-	-	-	-	624,929	-	625,000
Valuation of beneficial conversion
feature on Series B Preferred	-	-	-	-	-	-	-	-	-	-	-	-	208,125	(208,125)	-
Conversion of Series A Preferred	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
into common shares	(70,469)	(70)	-	-	-	-	-	-	131,996	66	-	624,659	(598,930)	-	25,725
Beneficial conversion feature on
Series A Preferred shares	-	-	-	-	-	-	-	-	-	-	-	199,486	(199,486)	-	-
Settlement of lawsuit	-	-	-	-	-	-	-	-	33,333	17	-	199,983	-	-	200,000
Purchase of patent	-	-	-	-	-	-	-	-	47,042	24	-	235,184	-	-	235,208
Stock option costs	-	-	-	-	-	-	-	-	-	-	(280,000)	280,000	-	-	-
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	105,000	-	-	-	105,000
Cancellation of common shares	-	-	-	-	-	-	-	-	(89,000)	(45)	-	-	-	-	(45)
Net loss for 2000	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,749,444)	(1,749,444)

Balance, December 31, 2000	8,824	9	71,429	71	-	-	-	-	4,836,763	2,420	(175,000)	4,234,460	907,320	(4,668,871)	300,409
Exercise of options	-	-	-	-	-	-	-	-	360,394	180	-	413,483	-	-	413,663
Issuance of common stock for services	-	-	-	-	-	-	-	-	100,000	50	-	255,450	-	-	255,500
Issuance of preferred stock for cash	-	-	113,715	114	95,123	95	-	-	-	-	-	-	1,841,392	-	1,841,601
Valuation of beneficial conversion							-	-
feature on Series B Preferred	-	-	-	-	-	-	-	-	-	-	-	-	331,636	(331,636)	-
Valuation of beneficial conversion							-	-
feature on Series C Preferred	-	-	-	-	-	-	-	-	-	-	-	-	282,233	(282,233)	-
Conversion of preferred stock and
accrued dividends into common shares	(8,824)	(9)	(113,715)	(114)	-	-	-	-	330,327	165	-	1,081,316	(1,069,887)	-	11,471
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(63,397)	-	(63,397)
Issuance of common stock
options for services	-	-	-	-	-	-	-	-	-	-	-	20,000	-	-	20,000
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	140,000	-	-	-	140,000
Net loss for 2001	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,968,471)	(1,968,471)

Balance, December 31, 2001	-	-	71,429	71	95,123	95	-	-	5,627,484	2,815	(35,000)	6,004,709	2,229,297	(7,251,211)	950,776
Exercise of options	-	-	-	-	-	-	-	-	282,480	140	-	317,650	-	-	317,790
Conversion of preferred stock and
accrued dividends into common shares	-	-	(71,429)	(71)	(18,576)	(19)	-	-	241,627	120	-	790,205	(783,495)	-	6,740
Valuation of beneficial conversion
feature on Series C & D Preferred	-	-	-	-	-	-	-	-	-	-	-	-	1,122,521	(1,122,521)	-
Cancellations of shares	-	-	-	-			-	-	(535,933)	(268)	-	(199,732)	-	-	(200,000)
Issuance of preferred stock for cash	-	-	-	-	264,657	265	110,627	111	-	-	-		3,367,233	-	3,367,609
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	35,000	-	-	-	35,000
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(122,861)	-	(122,861)
Purchase of Med Enclosure Stock	-	-	-	-	-	-	-	-	10,000	5	-	53,495	-	-	53,500
Net loss for 2002	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,460,574)	(3,460,574)
Balance December 31, 2002	-	$-	-	$-	341,204	$341	110,627	$111	5,625,658	$2,812	$-	$6,966,327	$5,812,695	$(11,834,306)	$947,980

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Shareholders' Equity (Deficit) (continued)
From inception (April 11, 1996) to September 30, 2010

	Preferred Stock								Common Stock					Deficit
	Series A		Series B		Series C		Series D					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of		of		of		of		of		Option	Capital-	Capital-	Development	Equity
	Shares	Total	Shares	Total	Shares	Total	Shares	Total	Shares	Total	Costs	Common	Preferred	Stage	(Deficit)

Balance, December 31, 2002	-	$-	-	$-	341,204	$341	110,627	$111	5,625,658	$2,812	$-	$6,966,327	$5,812,695	$(11,834,306)	$947,980
Exercise of options	-	-	-	-	-	-	-	-	775,117	388	-	1,351,807	-	-	1,352,195
Conversion of preferred stock and
accrued dividends into common shares	-	-	-	-	(26,786)	(27)	-	-	73,800	37	-	263,034	(244,973)	-	18,071
Valuation of beneficial conversion
feature on Series D Preferred	-	-	-	-	-	-	-	-	-	-	-	-	2,161,694	(2,161,694)	-
Issuance of preferred stock for cash	-	-	-	-	-	-	708,824	709	-	-	-	-	6,484,373	-	6,485,082
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(390,289)		(390,289)
Net loss for 2003	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,759,466)	(2,759,466)
Balance, December 31, 2003	-	-	-	-	314,418	314	819,451	820	6,474,575	3,237	-	8,581,168	13,823,500	(16,755,466)	5,653,573
Exercise of options	-	-	-	-	-	-	-	-	460,775	230	-	1,082,034	-	-	1,082,264
Conversion of preferred stock and
accrued dividends into common shares	-	-	-	-	(11,236)	(11)	(27,873)	(28)	70,918	36	-	383,428	(354,961)	-	28,464
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(478,594)		(478,594)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	4,527,784	-	-	4,527,784
Net loss for 2004	-	-	-	-	-	-	-	-	-	-	-	-	-	(8,314,255)	(8,314,255)
Balance, December 31, 2004	-	-	-	-	303,182	303	791,578	792	7,006,268	3,503	-	14,574,414	12,989,945	(25,069,721)	2,499,236
Exercise of options	-	-	-	-	-	-	-	-	470,393	235	-	777,724	-	-	777,959
Conversion of preferred stock and															-
accrued dividends into common shares	-	-	-	-	(6,180)	(6)	(106,922)	(107)	176,405	88	-	1,150,457	(1,033,109)	-	117,323
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(501,921)		(501,921)
Issuance of common stock for patent	-	-	-	-	-	-	-	-	4,000	2	-	153,998	-	-	154,000
Net loss for 2005	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,625,516)	(1,625,516)
Balance, December 31, 2005	-	-	-	-	297,002	297	684,656	685	7,657,066	3,828	-	16,656,593	11,454,915	(26,695,237)	1,421,081
Exercise of options	-	-	-	-	-	-	-	-	732,699	367	-	1,187,471	-	-	1,187,838
Conversion of preferred stock and
accrued dividends into common shares	-	-	-	-	(5,618)	(6)	(28,418)	(28)	60,219	30	-	358,881	(309,966)	-	48,911
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(430,176)	-	(430,176)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	264,297	-	-	264,297
Expenses paid by officer/shareholder	-	-	-	-	-	-	-	-	-	-	-	61,252	-	-	61,252
Net loss for 2006	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,811,855)	(2,811,855)
Balance, December 31, 2006	-	-	-	-	291,384	291	656,238	657	8,449,984	4,225	-	18,528,494	10,714,773	(29,507,092)	(258,652)
Exercise of options	-	-	-	-	-	-	-	-	621,551	311	-	1,553,566	-	-	1,553,877
Conversion of preferred stock and															-
accrued dividends into common shares	-	-	-	-	(2,809)	(3)	(27,014)	(28)	52,964	26	-	333,659	(272,117)	-	61,537
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(434,044)	-	(434,044)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	23,063	-	-	23,063
Net loss for 2007	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,435,774)	(2,435,774)
Balance, December 31, 2007	-	$-	-	$-	288,575	$288	629,224	$629	9,124,499	$4,562	$-	$20,438,782	$10,008,612	$(31,942,866)	$(1,489,993)

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to September 30, 2010
												Deficit
	Preferred Stock						Common Stock			Additional	Additional	Accumulated	Total
	Series C		Series D		Series E				Stock	Paid-in	Paid-in	During the	Shareholders'
	Number		Number		Number		Number		Option	Capital-	Capital-	Development	Equity
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Costs	Common	Preferred	Stage	(Deficit)

Balance, December 31, 2007	288,575	$288	629,224	$629	-	$-	9,124,499	$4,562	$-	$20,438,782	$10,008,612	$(31,942,866)	$(1,489,993)
Exercise of options	-	-	-	-	-	-	154,150	77	-	592,502	-	-	592,579
Conversion of preferred stock and
accrued dividends into common shares	-	-	(4,826)	(5)	-	-	8,045	4	-	55,159	(44,145)	-	11,013
Valuation of beneficial conversion
on Series E Preferred	-	-	-	-	-	-	-	-	-	-	2,459,959	(2,459,959)	-
Issuance of preferred stock	-	-	-	-	551,703	552	-	-	-	-	3,309,668	-	3,310,220
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	(637,465)		(637,465)
Stock option costs	-	-	-	-	-	-	-	-	-	7,712,616	-	-	7,712,616
Contribution of officer's salary	-	-	-	-	-	-	-	-	-	344,966	-	-	344,966
Net loss	-	-	-	-	-	-	-	-	-	-	-	(11,131,691)	(11,131,691)
Balance, December 31, 2008	288,575	288	624,398	624	551,703	552	9,286,694	4,643	-	29,144,025	15,096,629	(45,534,516)	(1,287,755)
Exercise of options	-	-	-	-	-	-	29,404	15	-	232,276	-	-	232,291
Conversion of preferred stock and
accrued dividends into common shares	(16,854)	(16)	(30,056)	(30)	-	-	109,048	55	-	560,900	(424,954)	-	135,955
Issuance of preferred stock	-	-	-	-	38,834	38	-	-	-	-	232,961	-	232,999
Issuance of common stock	-	-	-	-	-	-	111,905	56	-	288,944	-	-	289,000
Valuation of beneficial conversion
feature on Series E Preferred	-	-	-	-	-	-	-	-	-	-	2,464,166	(2,464,166)	-
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	(746,449)	-	(746,449)
Contribution of officer's salary	-	-	-	-	-	-	-	-	-	352,462	-	-	352,462
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,887,231)	(2,887,231)
Balance, December 31, 2009	271,721	272	594,342	594	590,537	590	9,537,051	4,769	-	30,578,607	16,622,353	(50,885,913)	(3,678,728)
Conversion of preferred stock and
accrued dividends into common shares	-	-	-	-	(191,500)	(191)	491,165	246	-	1,350,443	(1,148,809)	-	201,689
Valuation of beneficial conversion
feature on convertible debt	-	-	-	-	-	-	-	-	-	31,959	-	-	31,959
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	(507,373)	-	(507,373)
Amortization of convertible note premium	-	-	-	-	-	-	-	-	-	18,717	-	-	18,717
Net loss	-	-	-	-	-	-	-	-	-	-	-	(818,865)	(818,865)
Balance, September 30, 2010, unaudited	271,721	$272	594,342	$594	399,037	$399	10,028,216	$5,015	-	$31,979,726	$14,966,171	$(51,704,778)	$(4,752,601)

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

			Cumulative
			from inception
	Nine Months Ended		(April 11, 1996)
	September 30,		to Sept. 30,
	2010	2009	2010
Cash flows from operating activities
Net loss	$(818,865)	$(2,581,473)	$(42,449,958)
Adjustments to reconcile net income to net cash
used by operating activities:
Depreciation and amortization	34,452	34,452	399,501
Amortization of loan discount	4,594	-	4,594
Loss on extinguishment of debt	157,413	-	157,413
Contribution of officer's salary/expenses paid by officer	-	-	838,680
Issuance of common stock and options for services	-	457,291	17,348,575
Issuance of preferred stock for services	-	100,998	145,999
Issuance of debt for services	137,500	-	137,500
Changes in operating assets and liabilities
Decrease (increase) in other assets	37,887	36,730	(2,273)
Increase (decrease) in accounts and other payable	(95,097)	163,249	250,056
Increase (decrease) in accrued expenses	299,859	153,721	779,393
Net cash used by operating activities	(242,257)	(1,635,032)	(22,390,520)

Cash flows from investing activities
Purchase of patent	-	-	(114,795)
Capital expenditures	-	-	(148,016)
Redemption of cash surrender value of life insurance	-	-	790,910
Increase in cash surrender value of life insurance	-	-	(790,910)
Net cash used by investing activities	-	-	(262,811)

Cash flows from financing activities
Proceeds from shareholder notes	-	47,717	564,917
Proceeds from convertible debt	265,000	-	265,000
Payments on note payable to shareholder	-	-	(102,017)
Exercise of options and warrants	-	-	4,853,421
Issuance of preferred stock	-	117,000	16,390,512
Issuance of common stock	-	-	915,200
Dividends	-	-	(5,051)
Cancellation of common stock	-	-	(200,325)
Net cash provided by financing activities	265,000	164,717	22,681,657

Net (decrease) increase in cash	22,743	(1,470,315)	28,326

Cash, beginning of period	5,583	1,480,506	-

Cash, end of period	$28,326	$10,191	$28,326

The accompanying notes are an integral part of these condensed financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

			Cumulative
			from inception
	Nine Months Ended		(April 11, 1996)
	September 30,		to Sept. 30,
	2010	2009	2010
Non-cash investing and financing activities:
Issuance of common stock for note receivable	$-	$-	$150
Debt to equity conversion	$-	$-	$422,033
Acquisition of minority interest	$-	$-	$33,250
Sale of Tercero - elimination of goodwill	$-	$-	$(40,000)
Preferred dividends accrued	$507,373	$559,253	$3,734,749
Preferred dividends paid through common stock issuance	$201,689	$135,955	$1,290,759
Acquisition of Med Enclosures for note payable	$-	$-	$250,000
Acquisition of patent through issuance of common stock	$-	$-	$288,708
Settlement of lawsuit through common stock issuance	$-	$-	$200,000
Valuation of beneficial conversion features	$31,959	$2,464,167	$9,286,779
Conversion of loan to convertible debt	$47,717	$-	$47,717
Amortization of loan premium	$18,717	$-	$18,717

The accompanying notes are an integral part of these condensed financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2010

1.       Organization and summary of significant accounting policies

Organization
CPC of America, Inc., a Nevada corporation (“CPC” or the “Company”), was formed on April 11, 1996 to design, develop and commercialize innovative medical devices that deliver improved therapeutic options for vascular closure and enhance the quality of patient care in endovascular procedures.  Current efforts focus on developing MedCloseTM, an investigational-stage vascular closure system (VCS) that is intended to rapidly seal the femoral arterial puncture site following diagnostic or interventional catheterization procedures.  The Company is classified as a development stage company because its principal activities involve obtaining capital and rights to certain technology, and conducting research and development activities.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Interim periods
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States of America for annual financial statements.  In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2010 are not necessarily indicative of results for any future period.  These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2009.

Liquidity and management’s plans
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not generated any revenues from operations and there is no assurance that the Company will generate revenues in the future. The Company’s ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its MedClose vascular closure system.  The Company incurred a net loss of $818,865 during the nine months ended September 30, 2010. Also, the Company had a cash balance of $28,326, a working capital deficit of $4,387,938 and a stockholders’ deficit of $4,752,601 at September 30, 2010.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)

1.      Organization and summary of significant accounting policies (continued)

Liquidity and management’s plans (continued)
The Company will require a minimum of $3 million of additional working capital in order to fund its proposed operations over the next 12 months, assuming that Series C and D shareholders do not make requests for a substantial amount of dividend payments in cash.  In the event the Company receives substantial requests for dividend payments in cash or encounter a material amount of unexpected expenses, additional working capital in excess of $3 million may be required.

Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.  Management expects to monitor and control the Company’s operating costs until cash is available through financing or operating activities.  There are no assurances that the Company will be successful in achieving these plans.  The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations.

Fair value of financial instruments
The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, prepaid expenses, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company has also adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) which  defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

·	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·
Level 2   inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

·	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)

1.       Organization and summary of significant accounting policies (continued)

Fair value of financial instruments (continued)
During the nine months ended September 30, 2010, the Company issued convertible notes totaling $450,217. As of September 30, 2010, the carrying value of these convertible notes was $621,696, which included accrued interest of $60,150, a $138,693 premium (net of amortization) resulting from fair value calculations due to significant modification of terms, less a discount (net of amortization) of $27,365 from the beneficial conversion feature associated with the notes. The Company used level 3 inputs for its valuation methodology and the fair value was determined to be approximately $561,500 using cash flows discounted at relevant market interest rates in effect at the period close and Black-Scholes Pricing Model since there is no observable market price.

As of September 30, 2010, the Company did not identify any other assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820-10.

Recent pronouncements
In April 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-12 (ASU 2010-12), “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts”.  After consultation with the FASB, the SEC stated that it “would not object to a registrant incorporating the effects of the Health Care and Education Reconciliation Act of 2010 when accounting for the Patient Protection and Affordable Care Act.”  The Company does not expect the provisions of ASU 2010-12 to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, “Compensation-Stock Compensation (Topic 718):  Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades – a consensus of the FASB Emerging Issues Task Force”.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, an update that improves the requirements related to Fair Value Measurements and Disclosures Subtopic 820-10 of the FASB ASC originally issued as FASB 157. This update requires disclosures about transfers between Level 1, Level 2 and Level 3 assets and the disaggregated activity in the roll forward for Level 3 Fair Value measurements. The Company adopted the measurement requirements of this guidance for the nine months ended September 2010 with no impact to the consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)

2.       Share-based payments

Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. As share-based compensation expense recognized in the consolidated statement of operations for the nine months ended September 30, 2010 and 2009 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Professional standards require forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

There was no estimated share-based compensation expense recognized for the nine months ended September 30, 2010 and 2009.

A summary of option activity for the nine months ended September 30, 2010 is as follows:

	Number of	Exercise Price
	Options	Per Share	Expiration

Outstanding at December 31, 2009	1,853,907	$4.45 - 7.90	2013
Activity for the nine months ended Sept. 30, 2010	-
Outstanding at September 30, 2010	1,853,907	$4.45 - 7.90	2013

Exercisable at September 30, 2010	1,853,907

If all options outstanding at September 30, 2010 were exercised, the Company would receive $14,015,865 in capital.

3.       Accrued salary and related taxes

The Company is in breach of contract with its CEO and CFO regarding timely payment of salary.  The CEO’s salary breach originally occurred in 2006, and the breach of contract with the CFO extends back to April 1, 2009.  Salary currently due the CEO and CFO are as follows:

	CEO	CFO	Total
2009 Salary	$218,206	$45,000	$263,206
2010 Salary (through September 30, 2010)	131,250	90,000	221,250
	$349,456	$135,000	484,456
Estimated employer taxes			22,061

Total accrued salary and related taxes			$506,517

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)

4.       Long-term debt - convertible notes

During the nine months ended September 30, 2010, the Company issued $450,217 in convertible notes.  The debt bears interest at rates from 20% to 30% per annum, compounded monthly, and is due two years from the date the cash is received.  In addition, the debt and related accrued interest is convertible into the Company’s common stock at a rate equal to the closing price of the Company’s stock on the day the cash is received, which is the date of the note.  Cash proceeds of $265,000 were received from seven individuals who are existing shareholders, the Company’s CEO converted amounts owed to him totaling $47,717, and the Company issued notes totaling $137,500 in exchange for consulting expenses to two shareholders.

As noted above, the debt and related accrued interest is convertible into the Company’s common stock, and originally, this conversion rate was equal to the closing price of the Company’s stock on the day the cash was received.  As additional money was received from the same individuals who had loaned money in the first and second quarters of 2010, the conversion rate for all notes from these individuals was negotiated downward to reflect the Company’s common stock price at a date near the day the additional cash was received in the third quarter of 2010.  ASC 470-50-40-6 requires an exchange of debt instruments with substantially different terms to be treated as a debt extinguishment.  The modification of terms on these notes met the definition of significant because the change in the fair value of the embedded conversion option was more than 10 percent of the carrying amount of the original debt instrument immediately before and after the modification of terms.

According to ASC 470-50, the difference between the net carrying value and the price paid to acquire the debt instruments is recorded as a gain or loss.  In the Company’s situation, the acquisition price was calculated as the present value of the principal (using a 1% risk-free interest rate) plus the fair value of the conversion option (calculated using the Black-Scholes Method), less the embedded beneficial conversion feature.  Since this acquisition price was greater than the notes’ carrying value, a loss on extinguishment of $157,413 was recorded for the nine months ended September 30, 2010.

The Company has recorded a beneficial conversion feature in accordance with FASB ASC 470-20. The Company measures the embedded beneficial conversion feature by allocating a portion of the proceeds equal to the intrinsic value of the embedded beneficial conversion feature to additional paid-in capital.  Intrinsic value is calculated as the difference between the effective conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible.  A beneficial conversion feature totaling $31,959 was recorded as loan discount in the nine months ended September 30, 2010.  The loan discount will be amortized over the life of the convertible note.  For the nine months ended September 30, 2010, $4,594 of amortization of loan discount was recorded as interest expense.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)

4.       Long-term debt - convertible notes (continued)

A premium of $157,411 on the convertible notes was also recorded as part of the modification of terms.  This premium is the present value of the principal (using a 1% risk-free interest rate) plus the fair value of the conversion option (calculated using the Black-Scholes Method) and will be amortized over the life of the loans.  For the nine months ended September 30, 2010, $18,717 of amortization of premium was recorded to additional paid in capital.

The following weighted average assumptions were used to calculate the options granted: term of 1.5-1.83 years, risk-free interest rate of 0.375% - 1%, volatility ranging of 110% and a weighted fair value ranging from $0.18 - $0.36.

Some of the adjustments described should have been made in the quarter ended June 30, 2010.  Had the adjustments been made in the proper quarter, the following accounts would have been affected:  additional paid in capital would have decreased by $42,233, carrying value of debt would have increased by $130,902 and the loss would have increased by $88,669.  Loss per share for the quarter and six months ended June 30, 2010 would have increased by $0.01 to $(0.06) and $(0.10), respectively.

Another feature of the convertible notes is that interest is guaranteed for the two year period contingent on early repayment or conversion of the debt.  Total interest for the notes outstanding at September 30, 2010 is $345,528 of which $60,150 has been included as interest payable on the accompanying September 30, 2010 balance sheet.  The difference of $285,378 represents a contingent liability at September 30, 2010.  Management has determined that early repayment or conversion of the convertible notes is remote at this time, so the contingency has not been recorded.

The following cash outlays would be required in 2012 should repayment of the convertible debt and related interest be in cash:

Quarter ending March 31, 2012:	$423,148
Quarter ending June 30, 2012:	$255,030
Quarter ending September 30, 2012	$117,567
Total potential cash outlay:	$795,745

5.       Shareholders’ equity (deficit)

During the nine months ended September 30, 2010, 191,500 Series E preferred shares and related accrued dividends of $201,689 were converted to 491,165 shares of common stock.

If all preferred stock, related accrued dividends, options, convertible debt and related accrued interest outstanding at September 30, 2010 were converted to common stock, the total number of shares outstanding would be approximately 16,261,000.

6.       Subsequent events

Events subsequent to September 30, 2010 have been evaluated through the date these financial statements were issued, to determine whether they should be disclosed to keep the financial statements from being misleading.  During this period, the Company issued an additional $115,000 in convertible debt on terms similar to those described in note 4.  Management found no other subsequent events that should be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
CPC of America, Inc.

We have audited the accompanying consolidated balance sheets of CPC of America, Inc. and subsidiaries (a development stage company) (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the two year period ended December 31, 2009 and for the period from inception (April 11, 1996) to December 31, 2009.  The Company’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements,  assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company had a net capital deficiency at December 31, 2009, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also included in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of  CPC of America, Inc. as of December 31, 2009 and 2008, and the results of its operations and cash flows for each of the years in the two year period ended December 31, 2009 and for the period from inception (April 11, 1996) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Santa Ana, California
April 15, 2010

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,
	2009	2008
ASSETS
Current assets
Cash and equivalents	$5,583	$1,480,506
Prepaid expenses	93,933	112,416

Total current assets	99,516	1,592,922

Patents, net of accumulated amortization of $326,853 in 2009 and $281,333 in 2008	230,647	276,167

Trademark, net of accumulated amortization of $5,544 in 2009 and $5,128 in 2008	688	1,104
TOTAL ASSETS	$330,851	$1,870,193
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Loan from officer	$47,717	$-
Accounts payable	343,977	167,789
Accrued payroll and related taxes	291,808	274,575
Accrued dividends payable	3,326,077	2,715,584
Total current liabilities	4,009,579	3,157,948

Commitments and contingencies	-	-

Shareholders' deficit
Convertible preferred stock, 5,000,000 shares authorized, $.001 par value,
Series C - 271,721 and 288,575 shares issued and outstanding
at December 31, 2009 and 2008, respectively	272	288
Series D - 594,227 and 624,283 shares issued and outstanding
at December 31, 2009 and 2008, respectively	594	624
Series E - 590,537 and 551,703 shares issued and outstanding
at December 31, 2009 and 2008, respectively	590	552
Common stock, 20,000,000 shares authorized, $.0005 par value,
9,537,051 and 9,286,694 shares issued and outstanding at
December 31, 2009 and 2008, respectively	4,769	4,643
Additional paid-in capital - preferred	16,622,353	15,096,629
Additional paid-in capital - common	30,578,607	29,144,025
Deficit accumulated during the development stage	(50,885,913)	(45,534,516)
Total shareholders' deficit	(3,678,728)	(1,287,755)
TOTAL LIABILITIES & SHAREHOLDERS' DEFICIT	$330,851	$1,870,193

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Operations

			Cumulative
			from inception
			(April 11, 1996)
	Year ended December 31,		to December 31,
	2009	2008	2009
Costs and expenses:
Research and development - related party	$173,247	$551,948	$10,016,111
Research and development - other	1,563,180	1,434,842	13,346,350
	1,736,427	1,986,790	23,362,461
General and administrative - related party	59,044	152,269	1,781,577
General and administrative - other	1,094,256	9,016,666	17,601,599
	1,153,300	9,168,935	19,383,176

Operating loss	(2,889,727)	(11,155,725)	(42,745,637)

Other income (expense):
Interest expense	-	-	(8,954)
Interest income	2,496	24,034	332,588
Increase in cash surrender value of insurance	-	-	790,910

	2,496	24,034	1,114,544

Net loss	$(2,887,231)	$(11,131,691)	$(41,631,093)

Loss per share calculation:
Net loss	$(2,887,231)	$(11,131,691)
Beneficial conversion feature	(2,464,166)	(2,459,959)
Preferred dividend	(746,449)	(637,465)
Numerator	$(6,097,846)	$(14,229,115)

Basic and diluted weighted average number
of common shares outstanding - Denominator	9,433,757	9,244,602

Basic and diluted net loss per share	$(0.65)	$(1.54)

Maximum number of common shares (not included in denominator of diluted loss per share calculation due to their anti-dilutive nature) attributable to exercise/conversion of:
Outstanding options	1,853,907	3,777,505
Preferred stock	2,758,435	2,287,701

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock						Common Stock					Deficit
	Series C		Series D		Series E					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Option Costs	Capital- Common	Capital- Preferred	Development Stage	Equity (Deficit)

Balance, December 31, 2007	288,575	$ 288	629,109	$ 629	-	$ -	9,124,499	$ 4,562	$ -	$ 20,438,782	$ 10,008,612	$(31,942,866)	$ (1,489,993)
Exercise of options	-	-	-	-	-	-	154,150	77	-	592,502	-	-	592,579
Conversion of preferred stock and accrued dividends into common shares	-	-	(4,826)	(5)	-	-	8,045	4	-	55,159	(44,145)	-	11,013
Valuation of beneficial conversion feature on Series E Preferred	-	-	-	-	-	-	-	-	-	-	2,459,959	(2,459,959)	-
Issuance of preferred stock for cash	-	-	-	-	551,703	552	-	-	-	-	3,309,668	-	3,310,220
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	(637,465)		(637,465)
Stock option costs	-	-	-	-	-	-	-	-	-	7,712,616	-	-	7,712,616
Contribution of officer's salary	-	-	-	-	-	-	-	-	-	344,966	-	-	344,966
Net loss	-	-	-	-	-	-	-	-	-	-	-	(11,131,691)	(11,131,691)
Balance, December 31, 2008	288,575	288	624,283	624	551,703	552	9,286,694	4,643	-	29,144,025	15,096,629	(45,534,516)	(1,287,755)
Exercise of options	-	-	-	-	-	-	29,404	15	-	232,276	-	-	232,291
Conversion of preferred stock and accrued dividends into common shares	(16,854)	(16)	(30,056)	(30)	-	-	109,048	55	-	560,900	(424,954)	-	135,955
Issuance of preferred stock	-	-	-	-	38,834	38	-	-	-	-	232,961	-	232,999
Issuance of common stock	-	-	-	-	-	-	111,905	56	-	288,944	-	-	289,000
Valuation of beneficial conversion feature on Series E Preferred	-	-	-	-	-	-	-	-	-	-	2,464,166	(2,464,166)	-
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	(746,449)	-	(746,449)
Contribution of officer's salary	-	-	-	-	-	-	-	-	-	352,462	-	-	352,462
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,884,231)	(2,887,231)
Balance, December 31, 2009	271,721	$ 272	594,227	$ 594	590,537	$ 590	9,537,051	$ 4,769	$ -	$ 30,578,607	$ 16,622,353	$(50,885,913)	$ (3,678,728)

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock								Common Stock					Deficit
	Series A		Series B		Series C		Series D					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Option Costs	Capital- Common	Capital- Preferred	Development Stage	Equity (Deficit)

Balance, December 31, 2002	-	$-	-	$-	341,204	$341	110,627	$111	5,625,658	$2,812	$-	$6,966,327	$5,812,695	$(11,834,306)	$947,980
Exercise of options	-	-	-	-	-	-	-	-	775,117	388	-	1,351,807	-	-	1,352,195
Conversion of preferred
stock and accrued dividends into common shares	-	-	-	-	(26,786)	(27)	-	-	73,800	37	-	263,034	(244,973)	-	18,071
Valuation of beneficial
conversion feature on Series D Preferred	-	-	-	-	-	-	-	-	-	-	-	-	2,161,694	(2,161,694)	-
Issuance of preferred stock for cash	-	-	-	-	-	-	708,709	709	-	-	-	-	6,484,373	-	6,485,082
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(390,289)		(390,289)
Net loss for 2003	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,759,466)	(2,759,466)
Balance, December 31, 2003	-	-	-	-	314,418	314	819,336	820	6,474,575	3,237	-	8,581,168	13,823,500	(16,755,466)	5,653,573
Exercise of options	-	-	-	-	-	-	-	-	460,775	230	-	1,082,034	-	-	1,082,264
Conversion of preferred
stock and accrued dividends into common shares	-	-	-	-	(11,236)	(11)	(27,873)	(28)	70,918	36	-	383,428	(354,961)	-	28,464
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(478,594)		(478,594)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	4,527,784	-	-	4,527,784
Net loss for 2004	-	-	-	-	-	-	-	-	-	-	-	-	-	(8,314,255)	(8,314,255)
Balance, December 31, 2004	-	-	-	-	303,182	303	791,463	792	7,006,268	3,503	-	14,574,414	12,989,945	(25,069,721)	2,499,236
Exercise of options	-	-	-	-	-	-	-	-	470,393	235	-	777,724	-	-	777,959
Conversion of preferred
stock and accrued dividends into common shares	-	-	-	-	(6,180)	(6)	(106,922)	(107)	176,405	88	-	1,150,457	(1,033,109)	-	117,323
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(501,921)		(501,921)
Issuance of common stock for patent	-	-	-	-	-	-	-	-	4,000	2	-	153,998	-	-	154,000
Net loss for 2005	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,625,516)	(1,625,516)
Balance, December 31, 2005	-	-	-	-	297,002	297	684,541	685	7,657,066	3,828	-	16,656,593	11,454,915	(26,695,237)	1,421,081
Exercise of options	-	-	-	-	-	-	-	-	732,699	367	-	1,187,471	-	-	1,187,838
Conversion of preferred
stock and accrued dividends into common shares	-	-	-	-	(5,618)	(6)	(28,418)	(28)	60,219	30	-	358,881	(309,966)	-	48,911
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(430,176)	-	(430,176)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	264,297	-	-	264,297
Expenses paid by officer/shareholder	-	-	-	-	-	-	-	-	-	-	-	61,252	-	-	61,252
Net loss for 2006	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,811,855)	(2,811,855)
Balance, December 31, 2006	-	-	-	-	291,384	291	656,123	657	8,449,984	4,225	-	18,528,494	10,714,773	(29,507,092)	(258,652)
Exercise of options	-	-	-	-	-	-	-	-	621,551	311	-	1,553,566	-	-	1,553,877
Conversion of preferred
stock and accrued dividends into common shares	-	-	-	-	(2,809)	(3)	(27,014)	(28)	52,964	26	-	333,659	(272,117)	-	61,537
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(434,044)	-	(434,044)
Stock option costs	-	-	-	-	-	-	-	-	-	-	-	23,063	-	-	23,063
Net loss for 2007	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,435,774)	(2,435,774)
Balance, December 31, 2007	-	$-	-	$-	288,575	$288	629,109	$629	9,124,499	$4,562	$-	$20,438,782	$10,008,612	$(31,942,866)	$(1,489,993)

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock								Common Stock					Deficit
	Series A		Series B		Series C		Series D					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Option Costs	Captial- Common	Captial- Preferred	Development Stage	Equity (Deficit)

Balance, December 31, 2001	-	$-	71,429	$71	95,123	$95	-	$-	5,627,484	$2,815	$(35,000)	$6,004,709	$2,229,297	$(7,251,211)	$950,776
Exercise of options	-	-	-	-	-	-	-	-	282,480	140	-	317,650	-	-	317,790
Conversion of preferred
stock and accrued dividends into common shares	-	-	(71,429)	(71)	(18,576)	(19)	-	-	241,627	120	-	790,205	(783,495)	-	6,740
Valuation of beneficial
conversion feature on Series C & D Preferred	-	-	-	-	-	-	-	-	-	-	-	-	1,122,521	(1,122,521)	-
Cancellations of shares	-	-	-	-			-	-	(535,933)	(268)	-	(199,732)	-	-	(200,000)
Issuance of preferred stock for cash	-	-	-	-	264,657	265	110,627	111	-	-	-		3,367,233	-	3,367,609
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	35,000	-	-	-	35,000
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(122,861)		(122,861)
Purchase of Med Enclosure Stock	-	-	-	-	-	-	-	-	10,000	5	-	53,495	-	-	53,500
Net loss for 2002	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,460,574)	(3,460,574)
Balance, December 31, 2002	-	$-	-	$-	341,204	$341	110,627	$111	5,625,658	$2,812	$-	$6,966,327	$5,812,695	$(11,834,306)	$947,980

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock								Common Stock					Deficit
	Series A		Series B		Series C		Series D					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Option Costs	Captial- Common	Captial- Preferred	Development Stage	Equity (Deficit)

Balance, December 31, 2000	8,824	$9	71,429	$71	-	$-	-	$-	4,836,763	$2,420	$(175,000)	$4,234,460	$907,320	$(4,668,871)	$300,409
Exercise of options	-	-	-	-	-	-	-	-	360,394	180	-	413,483	-	-	413,663
Issuance of common stock for services	-	-	-	-	-	-	-	-	100,000	50	-	255,450	-	-	255,500
Issuance of preferred stock for cash	-	-	113,715	114	95,123	95	-	-	-	-	-	-	1,841,392	-	1,841,601
Valuation of beneficial conversion
feature on Series B Preferred	-	-	-	-	-	-	-	-	-	-	-	-	331,636	(331,636)	-
Valuation of beneficial conversion
feature on Series C Preferred	-	-	-	-	-	-	-	-	-	-	-	-	282,233	(282,233)	-
Conversion of preferred
stock and accrued dividends into common shares	(8,824)	(9)	(113,715)	(114)	-	-	-	-	330,327	165	-	1,081,316	(1,069,887)		11,471
Preferred stock dividend	-	-	-	-	-	-	-	-	-	-	-	-	(63,397)		(63,397)
Issuance of common stock
options for services	-	-	-	-	-	-	-	-	-	-	-	20,000	-	-	20,000
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	140,000	-	-	-	140,000
Net loss for 2001	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,968,471)	(1,968,471)

Balance, December 31, 2001	-	$-	71,429	$71	95,123	$95	-	$-	5,627,484	$2,815	$(35,000)	$6,004,709	$2,229,297	$(7,251,211)	$950,776

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock								Common Stock					Deficit
	Series A		Series B		Series C		Series D					Additional	Additional	Accumulated	Total
	Number		Number		Number		Number		Number		Stock	Paid-in	Paid-in	During the	Shareholders'
	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	of Shares	Total	Option Costs	Captial- Common	Captial- Preferred	Development Stage	Equity (Deficit)

Balance, December 31, 1999	79,293	$79	-	$-	-	$-	-	$-	4,124,060	$2,062	$-	$1,797,178	$872,682	$(2,711,302)	$(39,301)
Exercise of warrants	-	-	-	-	-	-	-	-	365,500	183	-	639,442	-	-	639,625
Exercise of options	-	-	-	-	-	-	-	-	223,832	113	-	258,528	-	-	258,641
Issuance of preferred stock for cash	-	-	71,429	71	-	-	-	-	-	-	-	-	624,929	-	625,000
Valuation of beneficial conversion
feature on Series B Preferred	-	-	-	-	-	-	-	-	-	-	-	-	208,125	(208,125)	-
Conversion of Series A Preferred
into common shares	(70,469)	(70)	-	-	-	-	-	-	131,996	66	-	624,659	(598,930)	-	25,725
Beneficial conversion feature on
Series A Preferred shares	-	-	-	-	-	-	-	-	-	-	-	199,486	(199,486)	-	-
Settlement of lawsuit	-	-	-	-	-	-	-	-	33,333	17	-	199,983	-	-	200,000
Purchase of patent	-	-	-	-	-	-	-	-	47,042	24	-	235,184	-	-	235,208
Stock option costs	-	-	-	-	-	-	-	-	-	-	(280,000)	280,000	-	-	-
Amortization of stock option costs	-	-	-	-	-	-	-	-	-	-	105,000	-	-	-	105,000
Cancellation of common shares	-	-	-	-	-	-	-	-	(89,000)	(45)	-	-	-	-	(45)
Net loss for 2000	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,749,444)	(1,749,444)

Balance, December 31, 2000	8,824	$9	71,429	$71	-	$-	-	$-	4,836,763	$2,420	$(175,000)	$4,234,460	$907,320	$(4,668,871)	$300,409

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Shareholders' Equity (Deficit)
From inception (April 11, 1996) to December 31, 2009

	Preferred Stock				Common Stock			Additional	Additional	Deficit Accumulated	Total
	Series A		Series B				Stock	Paid-in	Paid-in	During the	Shareholders'
	Number of Shares	Total	Number of Shares	Total	Number of Shares	Total	Option Costs	Capital- Common	Capital- Preferred	Development Stage	Equity(Deficit)

Initial capitalization	-	$-	-	$-	2,400,000	$1,200	$-	$-	$-	$-	$1,200
Issuance of common stock for a note	-	-	-	-	300,000	150	-	-	-	-	150
Issuance of common stock for cash	-	-	-	-	100,000	50	-	4,950	-	-	5,000
Issuance of common stock for services	-	-	-	-	764,000	382	-	37,818	-	-	38,200
Net loss for 1996	-	-	-	-	-	-	-	-	-	(59,079)	(59,079)
Balance, December 31, 1996	-	-	-	-	3,564,000	1,782	-	42,768	-	(59,079)	(14,529)
Exercise of options	-	-	-	-	26,666	13	-	29,987	-	-	30,000
Issuance of common stock for cash
and conversion of note payable ($77,000)	-	-	-	-	640,000	320	-	927,680	-	-	928,000
Net loss for 1997	-	-	-	-	-	-	-	-	-	(457,829)	(457,829)
Balance, December 31, 1997	-	-	-	-	4,230,666	2,115	-	1,000,435	-	(516,908)	485,642
Exercise of options	-	-	-	-	57,000	29	-	114,971	-	-	115,000
Issuance of common stock for cash	-	-	-	-	40,000	20	-	57,980	-	-	58,000
Issuance of preferred stock for cash	8,824	9	-	-	-	-	-	-	74,991	-	75,000
Valuation of beneficial conversion
feature on Series A Preferred	-	-	-	-	-	-	-	-	25,000	(25,000)	-
Contribution of officer's salary	-	-	-	-	-	-	-	80,000	-	-	80,000
Net loss for 1998	-	-	-	-	-	-	-	-	-	(640,580)	(640,580)
Balance, December 31, 1998	8,824	9	-	-	4,327,666	2,164	-	1,253,386	99,991	(1,182,488)	173,062
Exercise of warrants	-	-	-	-	209,490	105	-	366,503	-	-	366,608
Exercise of options	-	-	-	-	146,904	73	-	177,289	-	-	177,362
Issuance of preferred stock for cash	70,469	70	-	-	-	-	-	-	598,930	-	599,000
Preferred stock dividend	-	-	-	-	-	-	-	-	(25,725)	-	(25,725)
Valuation of beneficial conversion
feature on Series A Preferred	-	-	-	-	-	-	-	-	199,486	(199,486)	-
Repurchase of common shares	-	-	-	-	(560,000)	(280)	-	-	-		(280)
Net loss for 1999	-	-	-	-	-	-	-	-	-	(1,329,328)	(1,329,328)
Balance, December 31, 1999	79,293	$79	-	$-	4,124,060	$2,062	$-	$1,797,178	$872,682	$(2,711,302)	$(39,301)

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Cash Flows

			Cumulative
			from inception
			(April 11, 1996)
	Year ended December 31,		to December 31,
	2009	2008	2009
Cash flows from operating activities:
Net loss	$(2,887,231)	$(11,131,691)	$(41,631,093)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	45,936	45,936	365,049
Contribution of officer's salary/expenses paid by officer	352,462	344,966	838,680
Issuance of common stock and options for services	521,291	8,015,747	17,348,575
Issuance of preferred stock for services	115,999	30,000	145,999
Changes in operating assets and liabilities
Decrease (increase) in other assets	18,483	727,035	(40,160)
Increase (decrease) in accounts and other payable	176,188	144,789	345,153
(Decrease) increase in accrued expenses	17,232	(196,815)	479,534
Net cash used by operating activities	(1,639,640)	(2,020,033)	(22,148,263)

Cash flows from investing activities:
Purchase of patent	-	-	(114,795)
Redemption of cash surrender value of life insurance	-	-	790,910
Increase in cash surrender value of life insurance	-	-	(790,910)
Capital expenditures	-	-	(148,016)
Net cash used by investing activities	-	-	(262,811)

Cash flows from financing activities:
Proceeds from shareholder notes	47,717	-	564,917
Payments on note payable to shareholder	-	-	(102,017)
Exercise of options and warrants	-	-	4,853,421
Issuance of preferred stock	117,000	3,280,220	16,390,512
Issuance of common stock	-	-	915,200
Dividends	-	-	(5,051)
Cancellation of common stock	-	-	(200,325)
Net cash provided by financing activities	164,717	3,280,220	22,416,657

Net increase (decrease) in cash	(1,474,923)	1,260,187	5,583
Cash, beginning of period	1,480,506	220,319	-
Cash, end of period	$5,583	$1,480,506	$5,583

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)

			Cumulative
			from inception
			(April 11, 1996)
	Year ended December 31,		to December 31,
	2009	2008	2009
Non-cash investing and financing activities:
Issuance of common stock for note receivable	$-	$-	$150
Debt to equity conversion	$-	$289,448	$422,033
Acquisition of minority interest	$-	$-	$33,250
Sale of Tercero - elimination of goodwill	$-	$-	$(40,000)
Preferred dividends accrued	$746,449	$637,465	$3,227,376
Conversion of preferred stock and preferred dividends
paid through issuance of common stock	$560,955	$55,163	$1,089,070
Acquisition of Med Enclosures for note payable	$-	$-	$250,000
Acquisition of patent paid by issuance of common stock	$-	$-	$288,708
Settlement of lawsuit by issuance of common stock	$-	$-	$200,000
Valuation of beneficial conversion features	$2,464,166	$2,459,959	$9,254,820

The accompanying notes are an integral part of these consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies

Organization
CPC of America, Inc., a Nevada corporation (“CPC” or the “Company”), was formed on April 11, 1996 and is classified as a development stage company because its principal activities involve obtaining capital and rights to certain technology, and conducting research and development activities.

Nature of Operations
CPC aims to design, develop and commercialize innovative medical devices that deliver improved therapeutic options for vascular closure and enhance the quality of patient care in endovascular procedures.

Current efforts focus on developing MedCloseTM, an investigational-stage vascular closure system (VCS) that is intended to rapidly seal the femoral arterial puncture site following diagnostic or interventional catheterization procedures.

Liquidity and management’s plans
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not generated any revenues from operations and there is no assurance that the Company will generate revenues in the future. The Company’s ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its MedClose vascular closure system.  The Company incurred a net loss of ($2,887,231) during the year ended December 31, 2009. Also, the Company had a cash balance of $5,583, a working capital deficit of ($3,910,063) and a shareholders’ deficit of ($3,678,728) at December 31, 2009.

The Company will require a minimum of $3 million of additional working capital in order to fund its proposed operations over the next 12 months, assuming that Series C, D and E shareholders do not make requests for a substantial amount of dividend payments in cash.  In the event the Company receives substantial requests for dividend payments in cash or encounter a material amount of unexpected expenses, additional working capital in excess of $3 million may be required.  Management plans to continue to seek sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.  Management expects to monitor and control the Company’s operating costs until cash is available through financing or operating activities.  There are no assurances that the Company will be successful in achieving these plans.  The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Principles of consolidation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.  At December 31, 2009, the only active subsidiary is Med Enclosures, LLC (“MED”).

Cash and equivalents, short-term investments and other cash flow statement supplemental information
The Company considers all liquid investments with an original maturity of three months or less that are readily convertible into cash to be cash equivalents.  The Company places its cash equivalents with high credit quality financial institutions.  Accounts at banks are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000, and amounts at brokerage affiliates of the banks are insured by the Securities Investor Protection Corporation (SIPC) up to $500,000.  At December 31, 2009, the Company had no balances in excess of insured limits.  The Company performs ongoing evaluations of these institutions to limit its concentration of risk exposure.  Management believes this risk is not significant due to the financial strength of the financial institutions utilized by the Company.

No income taxes have been paid since inception.  Payments of $8,954 for interest have been made since inception, none of which was paid in 2008 or 2009.

Patents and trademarks
Patents and trademarks are stated at cost and amortized using the straight line method over their economic useful life, which is estimated at fifteen years.  Amortization expense was $45,936 in 2009 and 2008.

Equipment
Depreciation expense is provided over the estimated useful life of 5 years using straight line and accelerated methods.  All remaining equipment was disposed of in 2007.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Reclassifications
Certain items in the 2008 financial statements have been reclassified to conform to the 2009 presentation.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Intangibles and long-lived assets
Long-lived assets are reviewed annually for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.  As of December 31, 2009, the Company expects these assets to be fully recoverable.

	2009	2008
Patents
Gross carrying amount	$557,500	$557,500
Accumulated amortization	$326,853	$281,333
Amortization expense	$45,520	$45,520

Trademark
Gross carrying amount	$6,232	$6,232
Accumulated amortization	$5,544	$5,128
Amortization expense	$416	$416

Amortization of intangibles is expected to be approximately $46,000 in each of the next five years.  Both patents and the trademark are being amortized over 15 years.

Income taxes
The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes.  Income taxes are accounted for under the liability method in accordance with ASC 740, Income Taxes.  Tax returns are subject to examination by taxing authorities and the returns for years 2005 – 2008 are still open.

Research and development costs
Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with ASC 730, Research and Development.

Basic and diluted net loss per share
Basic net loss per share is based upon the weighted average number of common shares outstanding.  Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  For 2009 and 2008 all common stock equivalents were anti-dilutive.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Share-based payments
Compensation costs for all share-based awards to employees are measured based on the grant date fair value of those awards and recognized over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). The Company has no awards with market or performance conditions. Excess tax benefits will be recognized as an addition to additional paid-in-capital.

Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. As share-based compensation expense recognized for the years ended December 31, 2009 and 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Professional standards require forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on our historical experience, our forfeitures were expected to be 50% on grants after April 2008 and zero prior to that time.

Total share-based compensation expenses recognized for the years ended December 31, 2009 and 2008 were $0 and $7,712,616, respectively, and are included in general and administrative expenses.  The incremental share-based compensation caused our net loss to increase by the same amounts.  It also caused the basic and diluted loss per share to increase by $.00 and $.83 in the years ended December 31, 2009 and 2008, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

2008

Risk free interest rate	2.5% - 2.875%
Volatility	66% - 68%
Term	5 years
Expected dividend yield	none

Since we have a net operating loss carryforward as of December 31, 2009, no excess tax benefits for the tax deductions related to share-based awards were recognized in the consolidated statement of operations.  Additionally, no incremental tax benefits were recognized from stock options exercised in the years ended December 31, 2009 and 2008.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Recent accounting pronouncements
In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No.161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB statement No.133” (ASC 815).  This standard requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, with early application encouraged. As such, the Company adopted these provisions at the beginning of the fiscal year ending December 31, 2009 and adoption had no impact on these financial statements.

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60" (ASC 460). This standard interprets and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company adopted these provisions at the beginning of the fiscal year ended December 31, 2009 and adoption had no impact on these financial statements.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" (ASC 450). This standard establishes principles and requirements for subsequent events, and is effective for interim or annual financial periods ending after June 15, 2009. As such, the Company adopted this standard in the second quarter with no significant effect on the Company's consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166 "Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140"(ASC 860). This standard improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. The standard is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. As such, the Company is required to adopt this standard in the year ended December 31, 2010. The Company is evaluating the impact the adoption of this standard will have on its consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Recent accounting pronouncements (continued)
In June 2009, the FASB issued SFAS No. 167 "Amendments to FASB Interpretation No. 46(R)" (ASC 810) . This standard improves financial reporting by enterprises involved with variable interest entities and is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. As such, the Company is required to adopt this standard in the year ended December 31, 2010. The Company is evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles" (ASC 105). This standard establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles, and is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As such, the Company adopted this standard in the third quarter with no material effect on its financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (ASU 2009-05), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.” ASU 2009-05 amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall,” and provides clarification for the fair value measurement of liabilities. ASU 2009-05 is effective for the first reporting period including interim period beginning after issuance. The Company does not expect the adoption of ASU 2009-05 to have a material impact on its consolidated financial statements.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”, which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53,  Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock  and EITF Topic D-42,  The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock . The Company does not expect the adoption of this update to have a material impact on its consolidated financial statements.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

1.   Organization and summary of significant accounting policies (continued)

Recent accounting pronouncements (continued)
In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01,  Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company adopted this standard and has determined the standard does not have material effect on our consolidated financial statements.

2.   Shareholders’ equity (deficit)

Series A preferred stock
In November 1998, the Company commenced the private placement sale of Series A preferred stock at $8.50 per share.  The Company sold 79,293 shares for proceeds of $674,000.  The Series A preferred stock had no voting rights but had a 5% annual dividend payable in cash or common stock and had a conversion price of $4.70 per share.  On December 31, 1999, a dividend of $25,725 was paid by issuing 5,474 shares of the Company’s common stock. During 2000 and 2001 all 79,923 Series A shares and related accrued dividends of $1,563 were converted into 143,737 common shares.  Additional accrued dividends of $3,750 were paid in cash during 2001.

Series B preferred stock
In April 2000, the Company commenced the private placement sale of Series B preferred stock at $8.75 per share.  The Company sold 185,144 shares for proceeds of $1,620,010.  The Company recorded a beneficial conversion feature totaling $208,125 in 2000 and $331,636 in 2001 at the date of issuance. The Series B preferred stock had no voting rights but had a 5% annual dividend payable in cash or common stock and was convertible into common stock at a conversion price of $3.20 per share.  During 2001 and 2002 all 185,144 Series B shares and related accrued dividends of $9,908 were converted into 509,350 common shares.  Additional accrued dividends of $53,125 were paid in cash during 2002.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Series C preferred stock
In October 2001, the Company commenced the private placement sale of Series C preferred stock at $8.90 per share.  The Company sold 359,780 shares for proceeds of $3,202,042.  The Company recorded a beneficial conversion feature totaling $1,067,337 at the date of issuance.  The Series C preferred stock has no voting rights and has a 5% annual dividend payable in cash or common stock.  Each Series C share was convertible into one common share until June 30, 2002, when the conversion price was adjusted to the lower of $6.68 or 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date as reported on any stock exchange, according to the terms of the original agreement.  At June 30, 2002, the conversion price was adjusted to $3.57 per share.  Accrued dividends of $933,289 on the 271,721 shares outstanding at December 31, 2009 remain unpaid.

Series D preferred stock
In November 2002, the Company commenced the private placement sale of Series D preferred stock at $9.15 per share.  The Company sold 819,336 shares for proceeds of $7,496,924.  The Company recorded a beneficial conversion feature totaling $2,499,111 at the date of issuance. The Series D preferred stock has no voting rights and has a 5% annual dividend payable in cash or common stock.  Each Series D share was convertible into one common share until June 30, 2003, when the conversion price was adjusted to the lower of $6.86 or 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date as reported on any stock exchange, according to the terms of the original agreement. Based on the last prices over the applicable period, no adjustment was made to the conversion price and it remains fixed at $6.86 per share.  Accrued dividends of $1,828,087 on the 594,227 outstanding shares remain unpaid at December 31, 2009.

Conversions of Series C and Series D preferred stock have occurred as follows:

	# of		# of		# of
	Series C	Accrued	Series D	Accrued	Common
	Shares	Dividends	Shares	Dividends	Shares
Year	Converted	Converted	Converted	Converted	Issued
2002	18,576	$6,625	-	$-	46,314
2003	26,786	$18,071	-	$-	73,800
2004	11,236	$11,758	27,873	$16,706	70,918
2005	6,180	$9,500	106,922	$107,823	176,405
2006	5,618	$9,520	28,418	$39,390	60,219
2007	2,809	$7,137	27,014	$54,000	55,964
2008	-	$-	4,826	$11,013	8,045
2009	16,854	$53,011	30,056	$82,944	109,048
Totals	88,059	$115,622	225,109	$311,876	600,713

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Series E preferred stock
In September 2007, the Company commenced the private placement sale of Series E preferred stock at $19.75 per share.  The Series E preferred stock has no voting rights and has a 10% annual dividend payable in cash or common stock at the option of the Company.  Each Series E share was convertible into one common share until August 31, 2008, when the conversion price would have been adjusted to the lower of $14.80 or 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date on any stock exchange; provided that the conversion price would not have been adjusted to an amount below $13.00 per share.  At December 31, 2007, the Company had not sold any of these shares, and on January 16, 2008, the terms of the Series E private placement were amended to reduce the share price to $6.00.  Each Series E share was convertible into one common share until August 31, 2008, when the conversion price was adjusted to the lower of $4.50 or 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date on any stock exchange; provided that the conversion price shall not be adjusted to an amount below $3.92 per share.  The conversion price on August 31, 2008 was $4.50 per share.  The board of directors subsequently adjusted the conversion to $3.92 to be effective December 31, 2008.  During the year ended December 31, 2008, the Company issued 546,703 shares of Series E preferred shares for cash proceeds of $3,280,220, and another 5,000 shares in payment of $30,000 of the CFO’s salary.  A beneficial conversion feature totaling $2,459,959 has been recorded in accordance with guidance issued by the FASB’s Emerging Issues Task Force regarding Accounting for Convertible Securities with a Beneficial Conversion Feature or Contingently Adjustable Conversion Ratios.  The Company recognized and measured the embedded beneficial conversion feature by allocating a portion of the proceeds equal to the intrinsic value of the embedded beneficial conversion feature to additional paid-in capital.  Intrinsic value was calculated as the difference between the conversion price and the fair value of the common stock into which the preferred stock is convertible, multiplied by the number of shares into which the preferred stock is convertible.  During the year ended December 31, 2009, the Company issued 10,000 shares of Series E preferred shares in lieu of $60,000 in salary to its CFO, and 9,334 shares of Series E preferred shares in lieu of director compensation of $56,000.  In addition, 19,500 shares of Series E preferred shares were issued for $117,000 in cash.  On June 25, 2009 the conversion price was further reduced to $2.75. A beneficial conversion feature totaling $2,464,166 was recorded to reflect the reduction in conversion price and for the Series E shares issued.  As of December 31, 2009, the outstanding number of shares of Series E preferred stock was 590,537 and the amount of accrued dividends was $564,701.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Common stock
See discussion above for common share issuances upon conversion of preferred shares. Also, see discussion below for issuance of common shares upon exercise of stock options.

During 2009, the Company issued 111,905 shares of common stock for services valued at $289,000.  Of the total, 62,674 shares were issued in accordance with terms of a development agreement, 30,000 shares were issued for a consulting agreement and 19,231 shares were issued for legal services.  Of the $289,000, $225,000 is included in research and development expense, $13,040 is included in general and administrative expense and the remaining $50,960 is included in prepaid expenses in the accompanying financial statements.

In January 2005, the Company purchased the final 7.7% of MED for 4,000 common shares valued at $154,000.

In October 2002, the Company purchased an additional 7% interest in MED for 10,000 common shares valued at $53,500.

In 2001, a total of 75,000 common shares were issued to the Company’s directors and an additional 25,000 common shares were issued to the Company’s strategic consultant.

In March 2002, 33,333 common shares were returned for cancellation as part of a lawsuit settlement.  In August and November 2002, 502,600 common shares were returned for cancellation as part of the settlement with former consultants of the Company.

In June 1998, the Company effected a two-for-one stock split, decreasing the par value to $.0005 per share.  The number of authorized shares remained at 20,000,000.  All share information reported in these financial statements has been adjusted to reflect the two-for-one stock split.

In March 1997, the Company commenced the private placement sale of 35 units at $29,000 per unit.  Each unit consisted of 20,000 shares of common stock and warrants to purchase 40,000 shares of common stock exercisable at $1.75 per share from February 10, 1999 until December 31, 2000.  The Company sold 34 units, including 3 units in conversion of a note payable.  An investor converted a note with a balance of $70,000 and related accrued interest of $7,000 into three units, and the Company received $10,000 cash for the balance.  No value was allocated to the warrants because the exercise price was above market price at the time of issuance. During 1999, warrants to purchase 209,490 common shares were exercised and at December 31, 2000 the remaining balance of warrants expired.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Common stock (continued)
In December 1996, the Company issued 4,000 shares of common stock to its attorney for payment of $200 in legal fees.  In October 1996, the Company issued 760,000 shares of common stock to related parties in payment of $38,000 in consulting fees rendered in 1996.

In May 1996, the Company sold to its founders 2,400,000 shares of common stock for $.0005 cash per share and 300,000 shares for a $150 note receivable.  In September 1996, the Company sold 100,000 shares of common stock for $.05 cash per share to one of its founders.

At December 31, 2009 and 2008, the number of shares of common stock issued and outstanding was 9,537,051 and 9,286,694, respectively.

If all preferred stock, related dividends, and options outstanding at December 31, 2009 were converted to common stock, the total number of shares outstanding would be 14,882,649.

Stock options
The Company has granted options to purchase its common stock.  The option prices at the time of grant were at or above the fair value of the Company’s common stock.  The following information applies to all options outstanding at December 31, 2009:

			Weighted		Weighted
		Average	average		average
Exercise	Options	remaining	exercise	Number	exercise
Price	Outstanding	life (years)	price	exercisable	price

$4.45	100,000	3.75	$4.45	100,000	$4.45
$5.05	100,000	3.11	$5.05	100,000	$5.05
$7.90	1,653,907	3.33	$7.90	1,653,907	$7.90

The following information applies to employee options outstanding at December 31, 2009:

			Weighted		Weighted
		Average	average		average
Exercise	Options	remaining	exercise	Number	exercise
Price	Outstanding	life (years)	price	exercisable	price

$7.90	100,000	3.33	$7.90	100,000	$7.90
$4.45	50,000	3.75	$4.45	50,000	$4.45

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Stock options (continued)
A summary of stock option activity since inception follows:

	Number of	Exercise
	Options	Price	Expiration
Inception (April 11, 1996)	-	-	-
Granted	4,420,000	$1.125 - 1.25	1997 - 2006
Outstanding at December 31, 1996	4,420,000	$1.125 - 1.25	1997 - 2006
Exercised	(26,666)	$1.125
Expired	(200,000)	$1.18
Outstanding at December 31, 1997	4,193,334	$1.125 - 1.25	2006
Granted	4,152,000	$1.25 - 9.00	2008
Exercised	(57,000)	$1.125 - 2.50
Canceled	(1,173,334)	$1.125
Outstanding at December 31, 1998	7,115,000	$1.125 - 9.00	2003 - 2008
Granted	25,000	$5.50	2004
Exercised	(146,904)	$1.125 - 2.50
Canceled	(490,000)	$1.125
Outstanding at December 31, 1999	6,503,096	$1.125 - 9.00	2003 - 2008
Granted	175,000	$5.00 - $5.75	2004 - 2005
Exercised	(223,832)	$1.125 - 2.50
Outstanding at December 31, 2000	6,454,264	$1.125 - 9.00	2003 - 2008
Granted	15,800	$2.50	2004
Exercised	(360,394)	$1.125 - 2.50
Outstanding at December 31, 2001	6,109,670	$1.125 - 9.00	2003 - 2008
Exercised	(282,480)	$1.125
Canceled	(100,000)	$5.50
Outstanding at December 31, 2002	5,727,190	$1.125 - 9.00	2003 - 2008
Exercised	(775,117)	$1.125 - 9.00
Canceled	(10,000)	$8.00
Outstanding at December 31, 2003	4,942,073	$1.125 - 5.75	2004 - 2008
Granted	550,000	$29.12	2009
Exercised	(460,775)	$1.125 - 5.75
Outstanding at December 31, 2004	5,031,298	$1.125 - 29.12	2006-2009
Exercised	(470,393)	$1.125 - 2.50
Outstanding at December 31, 2005	4,560,905	$1.125 - 29.12	2006-2009
Granted	200,000	$30.00	2009
Exercised	(732,699)	$1.125 - 2.50
Outstanding at December 31, 2006	4,028,206	$2.50 - 30.00	2008-2009

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Stock options (continued)

	Number of	Exercise
	Options	Price	Expiration
Outstanding at December 31, 2006	4,028,206	$2.50 - 30.00	2008 - 2009
Exercised	(621,551)	$2.50	2008
Outstanding at December 31, 2007	3,406,655	$2.50 - 30.00	2008 - 2009
Granted	3,390,876	$4.45 - 7.90	2013
Exercised	(154,150)	$2.50 - 7.90	2008 - 2013
Canceled/Expired	(2,865,876)	$2.50 - 30.00	2008 - 2009
Outstanding at December 31, 2008	3,777,505	$4.45 - 30.00	2009 - 2013
Exercised	(29,404)	$7.90	2013
Canceled/Expired	(1,894,194)	$7.90 - 30.00	2009 - 2013
Outstanding at December 31, 2009	1,853,907	$4.45 - 7.90	2013

Exercisable at December 31, 2009	1,853,907	$4.45 - 7.90	2013

The aggregate intrinsic value was zero on all outstanding options at December 31, 2009, since the Company’s stock was trading at a lower value than any of the options granted.  At December 31, 2009, all compensation costs have been recognized and all remaining options are vested.

In February 2008, 100,000 options were granted: 50,000 to each of the two outside board members at an exercise price of $5.05 for services performed.  The options vest immediately and expire on February 11, 2013.  In April 2008, 3,190,876 options were granted: 1,607,565 to the Company’s CEO and 1,583,311 to the Company’s strategic consultant at an exercise price of $7.90 for services performed.  The options vest immediately and expire on or before April 24, 2013.  In October 2008, 100,000 options were granted: 50,000 to each of the two board members appointed to the board in 2008 at an exercise price of $4.45 for services performed.  The options vest immediately and expire on October 8, 2013.  The fair value of these options was determined to be $7,712,616, which was included in general and administrative expenses in the accompanying 2008 statement of operations.  In November 2009, the Company’s CEO forfeited 1,469,194 stock options.

In October 2006, 200,000 options were granted: 50,000 to each of the three board members and 50,000 to the Company’s strategic consultant at an exercise price of $30.00 for services performed.  The options vest immediately and expire on October 12, 2009. The fair value of these options was determined to be $204,237, which was included in general and administrative expenses in the accompanying 2006 statement of operations. In May 2008, the Company’s CEO (one of the board members mentioned above) cancelled his 50,000 options.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

2.   Shareholders’ equity (deficit) (continued)

Stock options (continued)
In October 2004, 275,000 options were granted to a consultant at an exercise price of $29.12 for services performed.  The options vest immediately and expired on October 11, 2009.  The fair value of these options was calculated using the Black-Scholes option pricing model and was determined to be $3,117,034, which was included in the accompanying 2004 statement of operations.

Also in October 2004, 275,000 options were granted to the Company’s CEO at an exercise price of $29.12 for services performed.  The options vest immediately and expire on October 11, 2009.  The fair value of these options was calculated as the difference between the exercise price and $34.25, the selling price of Company’s stock at the grant date.  A total expense of $1,410,750 is included in the accompanying 2004 statement of operations.  In May 2008, the Company’s CEO cancelled his 275,000 options.

In April 2001, 15,800 options were granted to a consultant at an exercise price of $2.50 for services performed. The fair value of these options was calculated using the Black-Scholes option-pricing model and was determined to be $20,000.

During 2000, 175,000 options were granted to two consultants at exercise prices of $5.00 and $5.75.  The fair value of these options was calculated using the Black-Scholes option pricing model and was determined to be $280,000.  The services provided by these consultants were to be performed over two years.  The cost of $280,000 is being amortized over two years.  During 2002 and 2001, $35,000 and $140,000 were charged to expense and recorded in the statement of operations, respectively.  In 2002, 100,000 of these options were cancelled due to non-performance.  The fair value of the options issued to non-employees during 1999 and 1998 was determined to be minimal.

Of the $232,291 in options exercised during 2009, $216,559 was for consulting services for the Company’s strategic consultant and $15,732 was for rent from the same consultant.

Of the $592,579 in options exercised during 2008, $289,448 was in lieu of a cash repayment of debt from the Company’s CEO, which is included in the caption “debt to equity conversion” in the statement of cash flows.  In addition, the CEO elected not to receive cash for a portion of the compensation from his employment contract; instead he exercised options in the amount of $303,131.

If all options outstanding at December 31, 2009 were exercised, the Company would receive $14,015,865 in capital.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

3.   Income taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities.  At December 31, 2009 the Company has an estimated net operating loss carryforward for federal tax purposes of approximately $28,900,000, which, if unused to offset future taxable income, will begin to expire in 2012 and continue through 2030. The Company had deferred tax assets of approximately $10,100,000 and $9,100,000 at December 31, 2009 and 2008, respectively, relating to its net operating loss.  A 100% valuation allowance, which increased by $1,000,000 in 2009, has been recognized to offset the entire related deferred tax asset due to the uncertainty of realizing the benefit.

4.   Commitments and contingencies

Consulting agreements
In January 1997, the Company entered into a consulting agreement with its strategic consultant, CTM Group, Inc. (a related party), for five years at $5,000 per month.  The agreement was amended in November 1997 to increase the fees to $8,000 per month, in April 1998 to increase the fees to $10,000 per month and extend the term of the agreement for an additional five years and in April 1999 to provide for increases in compensation based on increases in the consumer price index in the preceding year.  Base compensation was $19,250 per month in 2002 and $18,333 per month in 2001.  In 2003, the agreement was amended; accordingly, base monthly compensation was $31,797 plus a bonus of $175,000.  For 2004, base monthly compensation was $30,323, plus a cash bonus of $58,344 and 275,000 in stock options valued at $3,117,034 (see note 2).  The agreement was amended again in 2005 to provide for increases in annual compensation as follows: to $570,194 effective as of January 1, 2005; to $627,213 effective as of January 1, 2006; and to  $698,934  effective  as  of  January 1, 2007.  The  2005  amendment  also  required  the consultant to be personally responsible for travel, entertainment or other business expenses incurred by the consultant in connection with the performance of his duties on behalf of the Company. The expiration date for this agreement was April 23, 2009, subject to automatic renewals for additional five year periods unless either party elects not to renew the agreement.

In addition, options to purchase 2,000,000 shares of common stock at $2.50 per share were also granted under the April 1998 amendment.  The options vested and became exercisable in ten equal installments of 200,000 shares each year starting at the grant date. The unexercised options of 1,258,565 expired on April 22, 2008.

In early 2009, CTM Group, Inc. and its strategic consultant notified the Company that it would not seek to renew the consulting contract and the agreement expired on April 23, 2009.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

4.   Commitments and contingencies (continued)

Employment agreement - CEO
In April 1998, the Company entered into a ten-year employment agreement with its CEO. The agreement provided for a base salary of $10,000 per month beginning May 1998. In December 1998, the CEO elected to contribute his accrued salary of $80,000 to the Company.  The agreement was amended in April 1999 to provide for increases in compensation based on increases in the consumer price index in the preceding year.  Base monthly compensation was $18,333 in 2001 and $19,250 in 2002.  In 2003, the agreement was amended; accordingly, base monthly compensation was $31,797 plus a bonus of $175,000.  For 2004, base monthly compensation was $30,323, plus a cash bonus of $58,344 and 275,000 in stock options (see note 2). The agreement was amended again in 2005 to provide for increases in annual compensation as follows: to $570,194 effective as of January 1, 2005; to $627,213 effective as of January 1, 2006; and to $698,934 effective as of January 1, 2007.  The 2005 amendment also required the CEO to be personally responsible for travel, entertainment or other business expenses incurred by the CEO in connection with the performance of his duties on behalf of the Company.  The expiration date for this agreement was April 23, 2009, subject to automatic renewals for additional five year periods unless either party elects not to renew the agreement.  Since neither party elected not to renew the agreement, this employment agreement was renewed on April 23, 2009 for an additional five years.  The new expiration date is April 23, 2014.  The Company has not made timely payments to its CEO.  Due to this breach of the agreement by the Company, the CEO has agreed to, but not finalized, a salary of $175,000 plus expenses, benefits, and reimbursement of related Company expenses effective April 23, 2009.  In the fourth quarter of 2009, the Company’s CEO forgave $352,462 in salary in 2009 to make his salary of $175,000 effective as of April 23, 2009.

In addition, options to purchase 2,000,000 shares of common stock at $2.50 per share were granted under the April 1998 agreement.  The options vest and become exercisable in ten equal installments of 200,000 shares each year starting at the grant date.  The unexercised options of 1,282,565 expired on April 22, 2008.

Employment agreement - CFO
Effective July 1, 2008, the Company entered into a three year employment agreement with its CFO.  The agreement provides for a base salary of $5,000 per month beginning July 2008.  In addition the Company shall issue to the CFO 30,000 shares of the Company’s Series E Preferred Stock to vest ratably over the term of the agreement.  The agreement also requires the CFO to be personally responsible for travel, entertainment or other business expenses incurred by the CFO in connection with the performance of her duties on behalf of the Company.  The Company has not made timely payments to its CFO.  Due to this breach of contract by the Company, the CFO has agreed to an amendment of this employment agreement.  Effective January 1, 2010, base salary will be $10,000 per month plus expenses, benefits and reimbursement of related Company expenses.

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

4.   Commitments and contingencies (continued)

Royalty agreements
In July 2000, the Company entered into royalty agreements with its CEO and its strategic consultant granting each of them royalties equal to .75% on net sales of certain MED products as defined.  In July 2001, these agreements were amended to increase the royalties to 1.5% of net sales of certain MED products as defined.  In October 2004, the agreements were amended again.  Pursuant to that amendment, in the event of a change in control of either MED or CPC of America, MED will be obligated to pay the CEO and the strategic consultant each minimum royalty payments of $4,000,000 per year.  On May 13, 2008, the Company’s CEO and its strategic consultant cancelled these royalty agreements.

Office lease
The Company leases its Sarasota, Florida office space under a one-year lease at $1,190 per month from a related party.  The lease expired November 30, 2005 and was on a month-to-month basis through December 31, 2009, at which time the lease was cancelled.  Actual rent expense was $15,732 in 2009 and $14,280 in 2008.

5.   Related party transactions

The Company has a consulting agreement with its strategic consultant, a related party (see note 4).  The Company has also entered into various agreements with its strategic consultant for the research and development of additional applications of the Company’s proprietary intellectual properties and for office rent.  The Company incurred expenses under these agreements as follows:

	Year ended December 31,		Cumulative
	2009	2008	from inception

Research and development:
Consulting	$173,247	$551,948	$6,309,233
Expense reimbursements	-	-	152,001
Engineering development	-	-	3,554,877
Total R&D to related parties	173,247	551,948	10,016,111

General and administrative:
Consulting	43,312	137,989	1,553,816
Rent	15,732	14,280	113,972
Expense reimbursements	-	-	113,789
	59,044	152,269	1,781,577

Total expenses to related parties	$232,291	$704,217	$11,797,688

CPC OF AMERICA, INC. AND SUBSIDIARIES
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009

6.   Subsequent events

Events subsequent to December 31, 2009, have been evaluated through April 15, 2010, the date these financial statements were issued, to determine whether they should be disclosed to keep the financial statements from being misleading.  During this period, the Company issued $244,217 in convertible debt agreements.  The debt bears interest at rates from 20% to 30% per annum and is due two years from the date the cash is received and is convertible into the Company’s common stock at a rate equal to the closing price of the Company’s stock on the day the cash is received.  Management found no other subsequent events that should be disclosed.

Prospectus dated February 14, 2011

CPC OF AMERICA, INC.

3,000,000 shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$116.68
Printing and engraving expenses	1,000.00
Blue Sky fees and expenses	500.00
Legal fees and expenses	35,000.00
Accounting fees and expenses	2,500.00
Miscellaneous	500.00

Total	$$39,616.68

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78(1)(2)(3) & (4) of the Nevada Revised Statutes (the "NRS") permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-laws allows us to indemnify and hold harmless our directors and officers from any liability or damage incurred by them as a result of the performance of their duties to the Company within the scope of their authority, or because of their position as officers and directors of the Company, to the maximum extent permitted by and subject to the limitations of applicable state and federal law. The Company is also authorized to enter into separate indemnification agreements with its officers and directors in accordance with any resolution duly adopted by the Company’s Board of Directors.

Our By-laws, Article VI Section 7, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Nevada law would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of sales of our securities that were not registered under the Securities Act during the last three years:

For the year ended December 31, 2008

During the fiscal year ended December 31, 2008, we sold 546,703 shares of Series E Preferred Stock to 39 accredited investors for the gross proceeds of $3,280,220. In addition, we issued 5,000 shares of Series E Preferred Stock to our chief financial officer in lieu of $30,000 of salary. The offer and sale of our Series E Preferred Stock is being made pursuant to Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”) and Rule 506 thereunder.  All sales are being made to “accredited investors, as defined under Rule 501(a) under the 1933 Act.  The Series E preferred shares are being sold by our executive officers and there is no underwriter involved in the issuance.  The shares of Series E Preferred Stock have not been, and will not be, registered under the 1933 Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In addition, during the fiscal year ended December 31, 2008, we issued 8,045 shares of common stock upon the conversion 4,826 shares of our Series D Preferred Stock, and related accrued dividends, by the holders of such preferred shares. The shares of common stock issued upon the conversion of our Series D Preferred Stock were issued pursuant to Section 4(2) of the 1933 Act and Rule 506 thereunder.

For the year ended December 31, 2009

During the fiscal year ended December 31, 2009, we sold 19,500 shares of Series E Preferred Stock to 2 accredited investors for the gross proceeds of $117,000. In addition, we issued 10,000 shares of Series E Preferred Stock to our chief financial officer in lieu of $60,000 of salary, and 9,334 to our directors in lieu of $56,000 in director compensation. The offer and sale of our Series E Preferred Stock is being made pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”) and Rule 506 thereunder.  All sales are being made to “accredited investors, as defined under Rule 501(a) under the 1933 Act.  The Series E preferred shares are being sold by our executive officers and there is no underwriter involved in the issuance.  The shares of Series E Preferred Stock have not been, and will not be, registered under the 1933 Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In addition, during the fiscal year ended December 31, 2009, we issued 109,048 shares of common stock upon the conversion of 16,854 shares of our Series C Preferred Stock, 30,056 shares of our Series D Preferred Stock and related accrued dividends, by the holders of such preferred shares.  We also issued 111,905 shares of common stock for services valued at $289,000.  The shares of common stock issued upon the conversion of our Series C and D Preferred Stock and for services were issued pursuant to an exemption under Section 4(2) of the 1933 Act and Rule 506 thereunder.

We also issued 29,404 shares of common stock upon the exercise of a like number of options.  The options were exercised in exchange for $216,559 in consulting services and $15,732 in rent.

For the year ended December 31, 2010

During the fiscal year ended December 31, 2010, we issued $500,717 in convertible notes. The debt bears intereste at rates from 20% to 30% per annum, compounded monthly, and is due two years from the date the cash is received. In addition, the debt and related accrued interest is convertible into the Company’s common stock at a rate equal to the closing price of the Company’s stock on the day the cash is received, which is the date of the note. Cash proceeds of $310,000 were received from ten individuals who are existing shareholders, the Company’s  CEO converted amounts owed to him totaling $47,717, and the Company issued notes totaling $143,000 in exchange for consulting expenses to two shareholders. The convertible notes were issued pursuant to an exemption under Section 4(2) of the 1933 Act and Rule 506 thereunder.

On December 17, 2010, we issued Ascendiant Capital Group, LLC 121,622 restricted shares of our common stock in consideration for providing the equity drawdown facility more fully described under the “Business” section under Part I. This issuance was exempt from registration under the Act pursuant to Section 4(2) thereof. We made this determination based on the representations of the shareholder, which included, in pertinent part, that such shareholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such stockholder was acquiring our securities for investment purposes for its own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that the stockholder understood that our securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

More Recent Sales

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature page to this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(ii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(ii)
portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada on February 14, 2011.

CPC OF AMERICA, INC.

By:	/s/ Rod A. Shipman
Rod A. Shipman Chief Executive Officer (Principal Executive Officer)

By:	/s/ Marcia J. Hein
Marcia J. Hein Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rod A. Shipman	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	February 14, 2011
Rod A. Shipman

/s/ Marcia J. Hein	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	February 14, 2011
Marcia J. Hein

/s/ Rafe Cohen	Director	February 14, 2011
Rafe Cohen

/s/ William Lievense	Director	February 14, 2011
William Lievense

/s/ Ronald P. Cenko	Director	February 14, 2011
Ronald P. Cenko

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of the Registrant (1)

3.2	Certificate of Amendment of Articles of Incorporations (3)

3.3	Amended and Restated Operating Agreement for Med Enclosures LLC (6)

4.1	Specimen of Common Stock Certificate (1)

4.2	Certificate of Designations of the Registrant’s Series A Preferred Stock (4)

4.3	Certificate of Designations of the Registrant’s Series B Preferred Stock (7)

4.4	Certificate of Designations of the Registrant’s Series C Preferred Stock (7)

4.5	Certificate of Designation of the Registrant’s Series D Preferred Stock (9)

4.6	Certificate of Designations of the Registrant’s Series E Preferred Stock (13)

5.1	Opinion of Richardson & Patel, LLP*

10.1	Stock Purchase Agreement between the Registrant and DSDS group, Inc. dated July 25, 1997 (1)

10.2	Employment Agreement dated April 23, 1998 between the Registrant and Rod A. Shipman (2)

10.3	Amendment to Employment Agreement dated April 1, 1999 between the Registrant and Rod A. Shipman (4)

10.4	Amendment to Consulting Agreement dated April 1, 1999 between the Registrant and CTM Group, Inc. (4)

10.5	Letter Agreement between the Registrant and Leslie J. Kessler dated May 18, 1999 (5)

10.6	Membership Interest Purchase Agreement dated September 30, 2002 between Gene Myers Enterprises, Inc. and the Registrant (8)

10.7	Technology Agreement dated October 29, 2002 between Med Close Corp. and Med Enclosure LLC (8)

10.8	Amendment No. 2 dated January 1, 2003 to Employment Agreement dated April 23, 1998 between the Registrant and Rod A. Shipman (9)

10.9	Amendment No. 3 dated October 15, 2004 to Royalty Agreement between Med Enclosure, LLC and Rod A. Shipman (10)

10.10	Amendment No. 3 dated October 15, 2004 to Royalty Agreement between Med Enclsoure, LLC and CTM Group, Inc. (10)

10.11	Membership Interest Purchase Agreement dated November 30, 2004 between Gene Myers Enterprises, Inc. and the Registrant (11)

10.12	Membership Interest Purchase Agreement dated January 31, 2005 between Gene Myers Enterprises, Inc. and the Registrant (11)

10.13	Amendment No. 3 dated May 31, 2005 to Employment Agreement dated April 23, 1998 between the Registrant and Rod A. Shipman (12)

10.14	Employment Agreement dated February 4, 2009 between the Registrant and Marcia J. Hein (14)

10.15	Product Development Agreement dated March 9, 2009 between the Registrant and Olex Hnojewyj (15)

10.16	Securities Purchase Agreement dated December 17, 2010 between the Registrant and Ascendiant Capital Group, LLC (16)

10.17	Registration Rights Agreement dated December 17, 2010 between the Registrant and Ascendiant Capital Group, LLC (16)

21.1	List of Subsidiaries*

23.1	Consent of Cacciamatta Accountancy Corporation *

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1) *
———————
* Filed herewith.

(1)	Previously filed as part of the Registrant’s registration statement on Form 10-SB filed with the Securities and Exchange Commission (the “SEC”) on April 20, 1998, and incorporated herein by reference.

(2)	Previously filed as part of the Registrant’s registration statement on Form S-8 filed with the SEC on July 14, 1998, and incorporated herein by reference.

(3)	Previously filed as part of the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 16, 2010, and incorporated herein by reference.

(4)	Previously filed as part of the Registrant’s quarterly report on Form 10-QSB for the quarter ended March 31, 1999 filed with the SEC on May 17, 1999, and incorporated herein by reference.

(5)	Previously filed as part of the Registrant’s quarterly report on Form 10-QSB for the quarter ended June 30, 1999 filed with the SEC on August 9, 1999, and incorporated herein by reference.

(6)	Previously filed as part of the Registrant’s annual report on Form 10-KSB for the year ended December 31, 2000 filed with the SEC on April 17, 2001, and incorporated herein by reference.

(7)	Previously filed as part of the Registrant’s quarterly report on Form 1-0-QSB for the quarter ended September 30, 2001 filed with the SEC on November 14, 2001, and incorporated herein by reference.

(8)	Previously filed as part of the Registrant’s quarterly report on Form 10-QSB for the quarter ended September 30, 2002 filed with the SEC on November 19, 2002, and incorporated herein by reference.

(9)
Previously filed as part of the Registrant’s annual report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.

(10)	Previously filed as part of the Registrant’s quarterly report on form 10-QSB for the quarter ended September 30, 2004 filed with the SEC on November 15, 2004, and incorporated herein by reference.

(11)	Previously filed as part of the Registrant’s current report on form 8-K filed with the SEC on February 22, 2005, and incorporated herein by reference.

(12)	Previously filed as part of the Registrant’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 21, 2005, and incorporated herein by reference.

(13)	Previously filed as part of the Registrant’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008, and incorporated herein by reference.

(14)	Previously filed as part of the Registrant’s current report on Form 8-K filed with the SEC on February 6, 2009, and incorporated herein by reference.

(15)	Previously filed as part of the Registrant’s current report on Form 8-K filed with the SEC on March 13, 2009 and incorporated herein by reference.

(16)	Previously filed as part of the Registrant’s current report on Form 8-K filed with the SEC on December 23, 2010 and incorporated herein by reference.